Exhibit 10.1

FORM OF GLOBAL SEPARATION AGREEMENT

THIS GLOBAL SEPARATION AGREEMENT, dated as of [—], 201[—], is by and between PFIZER INC., a Delaware corporation (“Pfizer”) and ZOETIS INC., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof.

R E C I T A L S

WHEREAS, the Board of Directors of Pfizer (the “Pfizer Board”) has determined that it is in the best interests of Pfizer and its stockholders to separate the Animal Health Business from the other businesses conducted by Pfizer and its Subsidiaries;

WHEREAS, in furtherance of the foregoing, on [—], 201[—] (the “Contribution Date”), Pfizer transferred the capital stock and equity interests of the Transferred Entities (which then held the Animal Health Assets and had previously assumed the Animal Health Liabilities, all as more fully described in this Agreement, the Ancillary Agreements and the Local Separation Agreements) and, in exchange therefor, the Company (i) issued to Pfizer shares of Company Common Stock and certain Senior Indebtedness that qualifies as “securities” for the purposes of Section 361 of the Code (the “Debt-for-Debt Senior Indebtedness”) and (ii) agreed to pay Pfizer $[—], in cash, at the time of, or prior to, the consummation of the Debt-for-Equity Exchange (the “Contribution Payment”), pursuant to the Contribution Agreement;

WHEREAS, following the Contribution, Pfizer transferred the Debt-for-Debt Senior Indebtedness to certain Persons (the “Debt-for-Debt Exchange Parties”) in exchange for certain debt obligations of Pfizer held by the Debt-for-Debt Exchange Parties as principals for their own account (the “Debt-for-Debt Exchange”);

WHEREAS, following the Debt-for-Debt Exchange, the Debt-for-Debt Exchange Parties sold the Debt-for-Debt Senior Indebtedness and the Company sold the Senior Indebtedness other than the Debt-for-Debt Senior Indebtedness (together, the “Company Debt Financing”);

WHEREAS, following the Company Debt Financing, Pfizer will transfer shares of Class A Common Stock to certain Persons (the “Debt-for-Equity Exchange Parties”) in exchange for certain debt obligations of Pfizer held by the Debt-for-Equity Exchange Parties as principals for their own account (the “Debt-for-Equity Exchange”) and the Debt-for-Equity Exchange Parties will make an offer and sale to the public of shares of Class A Common Stock transferred in the Debt-for-Equity Exchange, which will take place pursuant to a registration statement on Form S-1 (the “IPO”);

WHEREAS, after the IPO, Pfizer may (i) transfer shares of Class B Common Stock to holders of shares of Pfizer Common Stock by means of one or more distributions by Pfizer to holders of Pfizer Common Stock of shares of Class B Common Stock, one or more offers to holders of Pfizer Common Stock to exchange their Pfizer Common Stock for shares of Class B Common Stock, or any combination thereof (the “Distribution”), (ii) effect a disposition of its Class B Common Stock pursuant to a public or private offering or transaction (“Other Disposition”); or (iii) continue to hold its interest in shares of Class B Common Stock;

WHEREAS, Pfizer has received a private letter ruling from the U.S. Internal Revenue Service substantially to the effect that, among other things, the Contribution (as defined below) and the Distribution, if effected, taken together, will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Section 355 and 368(a)(1)(D) of the Code (the “Private Letter Ruling”);

WHEREAS, for U.S. federal income tax purposes, the Contribution and Distribution, if effected, taken together, are intended to qualify as a tax-free spin-off under Section 355 and Section 368(a)(1)(D) of the Code;

WHEREAS, this Agreement is intended to be a “plan of reorganization” within the meaning of Treas. Reg. Section 1.368-2(g); and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Contribution, the Debt-for-Debt Exchange, the Company Debt Financing, the Debt-for-Equity Exchange, the IPO, and the Distribution or Other Disposition, if effected, and certain other agreements that will govern certain matters relating thereto (collectively, the “Transactions”), and the relationship of Pfizer, the Company and their respective Subsidiaries following the IPO.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Definitions. For the purpose of this Agreement the following terms shall have the following meanings:

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Additional Company Transfer Documents” has the meaning set forth in Section 2.07.

“Additional Pfizer Transfer Documents” has the meaning set forth in Section 2.07.

“Additional Transfer Documents” has the meaning set forth in Section 2.07.

“Affiliate” of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise. It is expressly agreed that, from and after the Effective Date, solely for purposes of this Agreement (1) no member of the Company Group shall be deemed to be an Affiliate of any member of the Pfizer Group and (2) no member of the Pfizer Group shall be deemed to be an Affiliate of any member of the Company Group.

“Agreement” means this Global Separation Agreement, including all of the schedules and exhibits hereto.

“Ancillary Agreements” means the Transitional Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the R&D Agreement, the Manufacturing and Supply Agreements, the Screening Services Agreement, the Patent and Know-How License Agreements, the Environmental Matters Agreement, the Trademark and Copyright License Agreement, the Trademark License Agreement, the IP Assignments, the Brazil Lease Agreements, the Registration Rights Agreement, the Interim Business Agreements, the Site Services Agreement, the Additional Transfer Documents and other agreements related thereto.

“Animal Health Assets” has the meaning set forth in Section 2.03(a).

“Animal Health Business” means the business of discovery, research, development, manufacturing, formulation, licensing, marketing, distribution of, and leasing and/or selling of products, including, pharmaceuticals (including pesticides), nutritionals, crop pesticides and biologicals (including vaccines, biologics, antibodies, hormones, large molecule therapeutics, proteins and peptides), diagnostic products, biodevices, genetic tests and services solely to the extent applicable to non-human animals for the Animal Health Field, in each case, as conducted as of the Effective Date, but excluding all of the other products, services or businesses of Pfizer or any of its Affiliates, including, Pfizer’s human pharmaceutical, consumer health and nutrition businesses.

“Animal Health Commercial Products” means those products set forth on Schedule 1.01(a).

“Animal Health Contracts” means the following Contracts to which Pfizer or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such Contract that is expressly contemplated to be retained by Pfizer or any Person in the Pfizer Group pursuant to any provision of this Agreement or any Ancillary Agreement:

(a) any Contract (including any customer, distribution, supply or vendor contracts or agreements and any joint venture agreements) that relates exclusively to the Animal Health Business (excluding any IP Contracts);

(b) any guarantee, indemnity, representation, warranty or other Liability of any Person in the Company Group or the Pfizer Group in respect of any other Animal Health Contract, any Animal Health Liability or the Animal Health Business (including guarantees of financing incurred by customers or other third parties in connection with purchases of products or services from the Animal Health Business);

(c) Animal Health IP Contracts; and

(d) any Contract that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to the Company or any other Person in the Company Group.

“Animal Health Disclosure Matters” means all information and material set forth in, or incorporated by reference into, any Disclosure Document (including the IPO Registration Statement) to the extent relating to (i) the Company Group, (ii) the Animal Health Business or (iii) the Transactions.

“Animal Health Field” means the diagnosis, prevention, palliation, or treatment of any disease, disorder, syndrome, or condition (including pest infestation) in non-human animals solely for non-human animals (and not, for clarity, humans) and the use of pesticides on crops. For clarity, the Animal Health Field (i) excludes uses in non-human animals for the research, development, manufacture or commercialization of any products to diagnose, prevent, palliate, or treat any disease, disorder, syndrome or condition in humans and (ii) includes the treatment of non-human animals that may indirectly impact the health of humans, including uses for food safety and/or environmental vector-borne disease control where such disease control may impact both non-human animals and humans.

“Animal Health Intellectual Property” means:

(a) the Patent Rights set forth on Schedule 1.01(b);

(b) the Trademarks set forth on Schedule 1.01(c);

(c) the Copyrights (i) set forth on Schedule 1.01(d) or (ii) in Marketing Materials exclusively used or held for use in the Animal Health Business;

(d) the Compound Know-How exclusively used and held for use for the Animal Health Business to the extent such Know-How relates solely to the Animal Health R&D Molecules in the Animal Health Field;

(e) the Product Know-How exclusively used and held for use for the Animal Health Business to the extent such Know-How relates solely to the (i) Animal Health Commercial Products in the Animal Health Field or (ii) the Animal Health Other R&D Products in the Animal Health Field; and

(f) the Know-How (which, for clarity, is not Compound Know-How or Product Know-How) set forth on Schedule 1.01(e).

“Animal Health IP Contracts” means the IP Contracts exclusively used and held for use in the Animal Health Business.

“Animal Health Liabilities” has the meaning set forth in Section 2.04(a).

“Animal Health Other R&D Products” means those products set forth on Schedule 1.01(f).

“Animal Health R&D Molecules” means those molecules set forth on Schedule 1.01(g), including enantiomers, stereoisomers, polymorphs and salt forms thereof.

“Annual Financial Statements” has the meaning set forth in Section 7.01(e).

“Antitrust Obligations” has the meaning set forth in Section 7.05(e).

“Applicable Period” has the meaning set forth in Section 7.02.

“Assets” means assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a) all accounting and other legal and business books, records, ledgers and files and all personnel records, in each case, whether printed, electronic, contained on storage media or written, or in any other form;

(b) all apparati, computers and other electronic data processing and communication equipment, telephone and facsimile numbers, fixtures, machinery, furniture, office equipment, automobiles, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(c) all inventories of materials, parts, active pharmaceutical ingredients, biological materials, including master and working seeds, challenge materials, cell lines and reagents, analytical and research materials, raw materials, supplies, work-in-process and finished goods and products;

(d) all interests in real property of whatever nature, including easements, whether as owner, mortgagee, lessor, sublessor, lessee, sublessee or otherwise;

(e) all interests in any capital stock or other equity interests of any Person, all bonds, notes, debentures or other securities issued by any Person, all loans, advances or other extensions of credit or capital contributions to any Person and all other investments in any Person;

(f) all leases of personal property, open purchase orders for active pharmaceutical ingredients, raw materials, supplies, parts or services and unfilled orders for the manufacture and sale of products;

(g) all deposits, letters of credit and performance and surety bonds;

(h) all Intellectual Property;

(i) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data, Marketing Materials, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(j) all prepaid expenses, trade accounts and other accounts and notes receivable;

(k) all Contracts and rights thereunder, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choices in action and similar rights, whether accrued or contingent;

(l) all employee contracts, including the right thereunder to restrict an employee thereunder from competing in certain respects;

(m) all rights under insurance policies and all rights in the nature of insurance, indemnification, recovery or contribution;

(n) all licenses, permits, approvals, consents, registrations and authorizations, including, without limitation, marketing authorizations for any products requiring such to be sold, which have been issued by or obtained from any Governmental Authority;

(o) all cash or cash equivalents, certificates of deposit, banker’s acceptances and other investment securities of any form or maturity and all bank accounts, lock boxes and other deposit arrangements and all brokerage accounts;

(p) all receivables from Tax authorities; and

(q) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“Brazil Lease Agreements” means the lease agreements between Fort Dodge Saúde Animal Ltda (as successor to PAH Brasil Participações Ltda) and Laboratorios Pfizer Ltda with respect to the manufacturing facility located in Guarulhos, Brazil.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions are authorized or obligated by Law to be closed in New York, New York.

“Class A Common Stock” means the Class A Common Stock, $0.01 par value per share, of the Company.

“Class B Common Stock” means the Class B Common Stock, $0.01 par value per share, of the Company.

“CMS” has the meaning set forth in Section 4.07.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Paper Program” shall mean the commercial paper program to be entered into by the Company, on such terms and conditions as agreed to by the Company, as may be amended, modified, restated or replaced at any time.

“Commission” means the U.S. Securities and Exchange Commission.

“Company” has the meaning set forth in the preamble hereto.

“Company Accounts” has the meaning set forth in Section 2.08(a).

“Company Auditors” has the meaning set forth in Section 7.02(a).

“Company Balance Sheet” means the consolidated balance sheet of the Animal Health business unit of Pfizer as of [—], 2012.

“Company Board” means the Board of Directors of the Company.

“Company Books and Records” means originals or true and complete copies thereof, including electronic copies (if available), of (a) all minute books, corporate charters and bylaws or comparable constitutive documents, records of share issuances and related corporate records of each member of the Company Group, (b) all books and records exclusively relating to (i) Company Transferred Employees, (ii) the purchase of materials, supplies and services for the Animal Health Business and (iii) dealings with customers of the Animal Health Business and (c) all files relating exclusively to any Action the Liability with respect to which is an Animal Health Liability. Notwithstanding the foregoing, “Company Books and Records” shall not include any Tax Returns or other information, documents or materials relating to Specified Taxes.

“Company Common Stock” shall mean the Class A Common Stock and the Class B Common Stock.

“Company Debt Financing” has the meaning set forth in the recitals.

“Company Debt Obligations” means all Indebtedness of the Company or any member of the Company Group, including without limitation Indebtedness incurred pursuant to the Company Financing Arrangements and the Debt-for-Debt Senior Indebtedness.

“Company Financing Arrangements” means the Senior Indebtedness, the Commercial Paper Program and the Credit Facility.

“Company Group” means the Company, each Transferred Entity, each other Subsidiary of the Company and each other Person that either (x) is controlled directly or indirectly by the Company immediately after the Effective Date or (y) becomes controlled by the Company following the Effective Date.

“Company Indemnitees” has the meaning set forth in Section 4.03.

“Company Non-Voting Stock” means any class or series of the Company’s capital stock, and any warrant, option or right in such stock, other than Company Voting Stock.

“Company Public Documents” has the meaning set forth in Section 7.01(h).

“Company Transferred Employees” has the meaning set forth in the Employee Matters Agreement.

“Company Voting Stock” has the meaning set forth in Section 7.03(a).

“Compound Know-How” means Know-How that is at least one of the types of Know-How set forth on Schedule 1.01(h) to the extent related to the properties, manufacture or use of any compounds (including, for clarity, large molecules).

“Consents” means any consents, waivers or approvals from, or notification requirements to, any third parties.

“Contract” means any written or oral commitment, contract, subcontract, agreement, lease, sublease, license, understanding, sales order, purchase order, instrument, indenture, note or other commitment that is binding on any Person or any part of its property under applicable Law.

“Contribution” has the meaning set forth in Section 2.01(a).

“Contribution Agreement” means the Contribution Agreement, dated as of [—], by and between Pfizer and the Company.

“Contribution Date” has the meaning set forth in the recitals.

“Contribution Payment” has the meaning set forth in the recitals.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Coverage End Date” has the meaning set forth in Section 2.16(a).

“Covered Claims” has the meaning set forth in Section 2.16(b).

“Credit Facility” means the revolving credit facility pursuant to the credit agreement to be entered into by the Company, as borrower, the bank named therein as agent and the lending banks named therein, as may be amended, modified, restated or replaced at any time.

“Debt-for-Debt Exchange” has the meaning set forth in the recitals.

“Debt-for-Debt Exchange Parties” has the meaning set forth in the recitals.

“Debt-for-Debt Senior Indebtedness” has the meaning set forth in the recitals.

“Debt-for-Equity Exchange” has the meaning set forth in the recitals.

“Debt-for-Equity Exchange Agreement” means the exchange agreement to be entered into among Pfizer, the Debt-for-Equity Exchange Parties and the Company with respect to the Debt-for-Equity Exchange.

“Debt-for-Equity Exchange Parties” has the meaning set forth in the recitals.

“Disclosing Party” has the meaning set forth in Section 6.09(a).

“Disclosure Documents” shall mean any form, statement, schedule or other material filed with or furnished to the Commission or any other Governmental Authority by or on behalf of any party or any of its controlled Affiliates, and also any information statement, prospectus, offering memorandum, offering circular or similar disclosure document (including in connection with the IPO) and any schedule thereto or document incorporated therein by reference, whether or not filed with or furnished to the Commission or any other Governmental Authority.

“Disposition Date” means (i) the Distribution Date, if the Distribution is effected, or (ii) the date that Pfizer and its Affiliates cease to hold in excess of 50% of the outstanding shares of Company Common Stock, if an Other Disposition is effected.

“Distribution” has the meaning set forth in the recitals.

“Distribution Date” means, if the Distribution is effected, the date upon which Pfizer no longer holds shares of Class B Common Stock pursuant to the Distribution.

“Effective Date” means the date of the closing of the IPO.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the Effective Date, by and between Pfizer and the Company.

“Environmental Law” means any Law relating to (A) human or occupational health and safety; (B) pollution or protection of the environment (including ambient air, indoor air, water vapor, surface water, groundwater, wetlands, drinking water supply, land surface or subsurface strata, biota and other natural resources); or (C) Hazardous Materials including any Law relating to exposure to, or use, generation, manufacture, processing, management, treatment, recycling, storage, disposal, emission, discharge, transport, distribution, labeling, presence, possession, handling, Release or threatened Release of, any Hazardous Material and any Law relating to recordkeeping, notification, disclosure, registration and reporting requirements respecting Hazardous Materials.

“Environmental Liabilities” means all Liabilities (including all removal, remediation, cleanup or monitoring costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith) relating to, arising out of or resulting from any (a) actual or alleged (i) compliance or noncompliance with any Environmental Law, (ii) generation, use, storage, manufacture, processing, recycling, labeling, handling, possession, management, treatment, transportation, distribution, emission, discharge or disposal of any Hazardous Material, or (iii) presence, Release or threatened Release of, or exposure to, any Hazardous Material (including any exposure of any Pfizer Employee, Company Employee, Former Company Employee, Inactive Company Employee, Company Transferred Employee (as each is defined in the Employee Matters Agreement) or any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, on-call worker, incidental worker, or non-payroll worker of Pfizer or any Person in the Pfizer Group or the Company or any Person in the Company Group, as the case may be, to Hazardous Materials, except for claims that arise under, or are covered or barred by, workers’ compensation laws and/or workers’ compensation, disability or other insurance providing medical care and/or compensation to injured workers) or (b) contract, agreement, or other consensual arrangement pursuant to which Liability is assumed or imposed with respect to any of the foregoing.

“Environmental Matters Agreement” means the Environmental Matters Agreement, dated as of the Effective Date, by and between Pfizer and the Company.

“Equity Underwriters” means the underwriters for the IPO.

“Equity Underwriting Agreement” means the underwriting agreement to be entered into among the Debt-for-Equity Exchange Parties, the Equity Underwriters, the Company and Pfizer with respect to the IPO.

“Escalation Notice” has the meaning set forth in Section 8.02(a).

“Excess Director Number” has the meaning set forth in Section 7.03(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.03(b).

“Excluded Environmental Liabilities” has the meaning set forth in Section 2.04(b)(iii)(D).

“Excluded Liabilities” has the meaning set forth in Section 2.04(b).

“Financial Statements” means the Annual Financial Statements and Quarterly Financial Statements collectively.

“GAAP” means accounting principles generally accepted in the United States of America, applied on a basis consistent within the Financial Statements.

“Government Official” means (a) any elected or appointed governmental official (e.g., a member of a ministry of health), (b) any employee or person acting for or on behalf of a governmental official, agency or enterprise performing a governmental function, (c) any candidate for public office, political party officer, employee or person acting for or on behalf of a political party or candidate for public office or (d) any person otherwise categorized as a Government Official under local Law. As used in this definition, “Government” is meant to include all levels and subdivisions of non-U.S. governments (i.e., local, regional or national and administrative, legislative or executive).

“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, licenses, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” means either the Company Group or the Pfizer Group, as the context requires.

“Guarantee” has the meaning set forth in Section 2.13(a).

“Hazardous Material” means (A) any petroleum or petroleum products, radioactive materials, toxic mold, radon, asbestos or asbestos-containing materials in any form, lead-based paint, urea formaldehyde foam insulation, or polychlorinated biphenyls (PCBs); and (B) any chemicals, materials, substances, compounds, mixtures, products or byproducts, biological agents, living or genetically modified materials, pollutants, contaminants or wastes that are now or hereafter become defined or characterized as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “special waste,” “toxic substances,” “pollutants,” “contaminants,” “toxic,” “dangerous,” “corrosive,” “flammable,” “reactive,” “radioactive,” or words of similar import, under any Environmental Law.

“Indebtedness” of any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, or other encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person of indebtedness of others, (h) all capital lease obligations of such Person and (i) all securities or other similar instruments convertible or exchangeable into any of the foregoing, but excluding daily cash overdrafts associated with routine cash operations.

“Indemnifying Party” has the meaning set forth in Section 4.04(a).

“Indemnitee” has the meaning set forth in Section 4.04(a).

“Indemnity Payment” has the meaning set forth in Section 4.04(a).

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data but excluding the Company Books and Records and the Pfizer Books and Records.

“Insurance Proceeds” means those monies:

(a) received by an insured from a third party insurance carrier;

(b) paid by a third party insurance carrier on behalf of the insured; or

(c) received (including by way of setoff) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;

in each such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof and excluding, for the avoidance of doubt, proceeds from any self-insurance, captive insurance or similar program.

“Intellectual Property” means all intellectual property throughout the world, including all U.S. and foreign (i) patents, invention disclosures, and all related continuations, continuations-in-part, divisionals, provisionals, renewals, reissues, re-examinations, additions, extensions (including all supplementary protection certificates, and all applications and registrations therefor) (“Patent Rights”), (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin and all applications and registrations therefor, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter all applications and registrations therefor (“Copyrights”), and (iv) any and all trade secrets, confidential data and technical information, including, without limitation, practices, techniques, methods, processes, inventions, developments, specifications, formulations, manufacturing processes, structures, chemical or biological manufacturing control data, analytical and quality control information and procedures, pharmacological, toxicological and clinical test data and results, stability data, studies and procedures and regulatory information (“Know-How”).

“Intercompany Accounts” has the meaning set forth in Section 2.06(a).

“Interim Business Agreements” means the Interim Business Agreements between a member of the Pfizer Group and a member of the Company Group which are in effect as of the Effective Date.

“IP Assignments” means (if necessary or applicable), collectively, (i) the Patent Assignment, dated as of the Effective Date, by and between any member of the Pfizer Group, on the one hand, and any member of the Company, on the other hand, (ii) the Trademark Assignment, dated as of the Effective Date, by and between any member of the Pfizer Group, on the one hand, and any member of the Company Group, on the other hand, and (iii) the Copyright Assignment, dated as of the Effective Date, by and between any member of the Pfizer Group, on the one hand, and any member of the Company Group, on the other hand.

“IP Contracts” means all Contracts pursuant to which a party hereto or any of its Affiliates grants or obtains any rights to use Intellectual Property (other than Contracts in which such Intellectual Property is incidental to such Contracts).

“IPO” has the meaning set forth in the recitals.

“IPO Registration Statement” means the registration statement on Form S-l (File No. 333-183254) filed under the Securities Act, pursuant to which the Class A Common Stock to be issued in the IPO will be registered, together with all amendments thereto (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act).

“Know-How” has the meaning set forth in the definition of “Intellectual Property.”

“Law” means any United States or non-United States federal, national, supranational, state, provincial, local or similar law (including common law), statute, ordinance, regulation, rule, code, order, treaty, license, permit, authorization, registration, approval, consent, decree, injunction, judgment, notice of liability, request for information, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued, entered or otherwise put into effect by a Governmental Authority.

“Liabilities” means any and all indebtedness, claims, debts, Taxes, liabilities, demands, causes of actions, Actions and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including, without limitation, those arising under any Law, Action or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract, commitment or undertaking.

“Lien” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Local Separation Agreements” means each of the asset transfer agreements, share transfer agreements (including the Contribution Agreement), business transfer agreements, certificates of demerger and merger and other agreements and instruments that provides for the transfer or assumption of Animal Health Assets and Animal Health Liabilities by a member of the Pfizer Group to a member of the Company Group as contemplated by the Plan of Reorganization.

“Losses” means any and all damages, losses, deficiencies, Liabilities, Taxes, obligations, penalties, judgments, settlements, claims, payments, fines, charges, interest, costs and expenses, whether or not resulting from third party claims, including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder.

“Manufacturing and Supply Agreements” means the Master Manufacturing and Supply Agreements, each dated as of October 1, 2012, by and between Pfizer and the Company, and any product addenda thereto.

“Marketing Materials” means all labeling, marketing, promotional materials and inserts.

“Other Disposition” has the meaning set forth in the recitals.

“Patent and Know-How License Agreements” means (a) the Patent and Know-How License Agreement (Pfizer as Licensor), and (b) the Patent and Know-How License Agreement (the Company as Licensor), each, dated as of the Effective Date, by and between Pfizer and the Company.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Pfizer” has the meaning set forth in the preamble hereto.

“Pfizer Accounts” has the meaning set forth in Section 2.08(a).

“Pfizer Annual Statements” has the meaning set forth in Section 7.01(e).

“Pfizer Auditors” has the meaning set forth in Section 7.02(b).

“Pfizer Board” has the meaning set forth in the recitals.

“Pfizer Books and Records” means originals or true and complete copies thereof, including electronic copies (if available) of (a) minute books, corporate charters and bylaws or comparable constitutive documents, records of share issuances and related corporate records, of the Pfizer Group; (b) all books and records relating to (i) Pfizer Employees, (ii) the purchase of materials, supplies and services for the Pfizer Business and (iii) dealings with customers of the Pfizer Business; and (c) all files relating to any Action the Liability with respect to which is a Retained Liability. Notwithstanding the foregoing, “Pfizer Books and Records” shall not include any Tax Returns or other information, documents or materials relating to Specified Taxes and shall not include Company Books and Records.

“Pfizer Business” means any business or operations of the Pfizer Group (whether conducted independently or in association with one or more third parties through a partnership, joint venture or other mutual enterprise) other than the Animal Health Business.

“Pfizer Common Stock” means the common stock, par value $0.05 per share, of Pfizer.

“Pfizer Designee” has the meaning set forth in Section 7.03(a).

“Pfizer Employees” has the meaning set forth in the Employee Matters Agreement.

“Pfizer Group” means Pfizer, each other Subsidiary of Pfizer involved in the Transactions and each other Person that either (x) is controlled directly or indirectly by Pfizer immediately after the Effective Date or (y) becomes controlled by Pfizer following the Effective Date; provided, however, that neither the Company nor any other member of the Company Group shall be members of the Pfizer Group.

“Pfizer Indemnitees” has the meaning set forth in Section 4.02.

“Pfizer Public Filings” has the meaning set forth in Section 7.01(l).

“Pfizer Transferee” has the meaning set forth in Section 7.08.

“Plan of Reorganization” shall mean the Pfizer Inc. Animal Health Global Macro Step Plan version [—] dated as of [—], 201[—].

“Policies” or “Policy” shall mean insurance policies and insurance contracts of any kind, including primary, excess and umbrella, comprehensive general liability, directors and officers, automobile, products, workers’ compensation, employee dishonesty, property and crime insurance policies and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) as its prime rate in effect from time to time at its principal office in New York City.

“Private Letter Ruling” has the meaning set forth in the recitals.

“Privilege” has the meaning set forth in Section 6.11(a).

“Product Know-How” means Know-How to the extent related to the properties, manufacture or use of any products.

“Quarterly Financial Statements” has the meaning set forth in Section 7.01(d).

“R&D Agreement” means the Research and Development Collaboration and License Agreement, dated as of the Effective Date, by and between Pfizer and the Company.

“Receiving Party” has the meaning set forth in Section 6.09(a).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Effective Date, by and between Pfizer and the Company.

“Regulatory Approval” means the approval, registration, license or authorization of a Governmental Authority necessary for the manufacturing, distribution, use, promotion and sale of a pharmaceutical or biological product for one or more indications in a country or other regulatory jurisdiction, including approval of New Drug Applications, Biologics License Applications and New Animal Drug Applications (each as defined by applicable Law) in the United States and Marketing Authorizations (as such term is defined by applicable Law) in the European Union.

“Release” means any release, spill, emission, leaking, dumping, pumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater, land surface or subsurface strata, soil and sediments) or into, through, or within any property, building, structure, fixture or equipment.

“Retained Names” means the Trademarks set forth on Schedule 1.01(i), and any Trademarks related thereto or containing or comprising the foregoing, including any Trademarks derivative thereof or confusingly similar thereto.

“Screening Services Agreement” means the Screening Services Agreement, dated as of the Effective Date, by and between Pfizer and the Company.

“Section 111 Report” has the meaning set forth in Section 4.07.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Senior Indebtedness” means the Indebtedness transferred in the Company Debt Financing, as may be amended, modified, restated or replaced at any time.

“Services” has the meaning set forth in the Transitional Services Agreement.

“Shared Contract Liability” means any Liability related to, arising out of or resulting from a Shared Contract.

“Shared Contracts” means each Contract entered into prior to the Effective Date which is between Pfizer or any of its Subsidiaries (including any member of the Company Group), on the one hand, and one or more third parties, on the other hand, that has benefits or imposes obligations on the Animal Health Business, but does not exclusively relate to the Animal Health Business.

“Shared Policies” shall mean Policies in existence prior to the Effective Date where both the Animal Health Business and the Pfizer Business are eligible for coverage and/or where the employees, directors or agents of both the Animal Health Business and the Pfizer Business are eligible for coverage.

“Site Services Agreement” means the Site Services Agreement, dated as of [—], by and between [—] and [—].

“Specified Taxes” has the meaning set forth in the Tax Matters Agreement.

“Subsidiary” means, when used with respect to any Person, (a) a corporation in which such Person or one or more Subsidiaries of such Person, directly or indirectly, owns capital stock having a majority of the total voting power in the election of directors of all outstanding shares of all classes and series of capital stock of such corporation entitled generally to vote in such election; and (b) any other Person (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the members of the governing body of such first-named Person.

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of the Effective Date, by and between Pfizer and the Company.

“Tax Records” has the meaning set forth in the Tax Matters Agreement.

“Tax Return” has the meaning set forth in the Tax Matters Agreement.

“Taxes” has the meaning set forth in the Tax Matters Agreement.

“Third Party Claim” has the meaning set forth in Section 4.05(a).

“Trademark and Copyright License Agreement” means the Trademark and Copyright License Agreement, dated as of the Effective Date, by and between Pfizer and the Company.

“Trademark License Agreement” means the Trademark License Agreement, dated as of the Effective Date, by and between Pfizer and the Company.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transactions” has the meaning set forth in the recitals.

“Transferred Entities” has the meaning set forth in Section 2.03(a)(v).

“Transitional Names” means the Trademarks set forth on Schedule 1.01(j), and any Trademarks related thereto or containing or comprising the foregoing, including any Trademarks derivative thereof or confusingly similar thereto.

“Transitional Services Agreement” means the Transitional Services Agreement, dated as of the Effective Date, by and between Pfizer and the Company.

ARTICLE II

THE SEPARATION

Section 2.01. Transfer of Assets and Assumption of Liabilities.

(a) Subject to Section 2.05, pursuant to the Contribution Agreement, on the Contribution Date (i) Pfizer contributed, assigned, transferred, conveyed and delivered or caused to be contributed, assigned, transferred, conveyed and delivered to the Company, and the Company acquired or caused to be acquired from Pfizer, all of Pfizer’s right, title and interest in all Animal Health Assets, and (ii) the Company assumed, agreed to pay, perform, satisfy, discharge or otherwise defend or caused to be assumed and paid, performed, satisfied, discharged or otherwise defended on a timely basis all of the Animal Health Liabilities in accordance with their respective terms, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts on which they are based occurred on, prior to or subsequent to the Contribution Date, (C) when, where or against whom such Liabilities are asserted or determined, (D) whether asserted or determined on, prior to or subsequent to the Contribution Date or (E) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any Person in the Pfizer Group or the Company Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates (the “Contribution”). In exchange for the Contribution, the Company (i) issued to Pfizer shares of Company Common Stock and the Debt-for-Debt Senior Indebtedness, and (ii) agreed to make the Contribution Payment.

(b) In furtherance and not in limitation of Section 2.01(a) to the extent not completed prior to the Effective Date as a step of the Plan of Reorganization or pursuant to the Contribution, but subject to Section 2.05 and Section 6.01:

(i) Pfizer shall contribute, assign, transfer, convey and deliver, and cause its applicable Subsidiaries to contribute, assign, transfer, convey and deliver, to the Company or a Subsidiary of the Company designated by the Company and reasonably acceptable to Pfizer, and the Company and such Subsidiaries shall acquire from Pfizer or its applicable Subsidiary, all of Pfizer’s and such Subsidiaries’ respective right, title and interests in all Animal Health Assets (it being understood that if any Animal Health Asset shall be held by a Transferred Entity, this Section 2.01(b) shall be deemed satisfied in respect of such Animal Health Asset as a result of the transfer of the capital stock or other equity interests of such Transferred Entity from Pfizer or its applicable Subsidiaries to the Company or its applicable Subsidiaries).

(ii) The Company or one of its Subsidiaries designated by the Company and reasonably acceptable to Pfizer shall assume, and agree to pay, perform, satisfy, discharge or otherwise defend on a timely basis all of the Animal Health Liabilities in accordance with their respective terms, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts on which they are based occurred on, prior to or subsequent to the Effective Date, (C) when, where or against whom such Liabilities are asserted or determined, (D) whether asserted or determined on, prior to or subsequent to the Effective Date, or (E) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any Person in the Pfizer Group or Company Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates (it being understood that if any Animal Health Liabilities shall be held by a Transferred Entity, this Section 2.01(b) shall be deemed satisfied in respect of such Animal Health Liability as a result of the transfer of the capital stock or other equity interests of such Transferred Entity from Pfizer or its applicable Subsidiaries to the Company or its applicable Subsidiaries).

(c) The Company hereby waives compliance by each and every member of the Pfizer Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Animal Health Assets to any member of the Company Group.

(d) For a period of seven (7) years following the Effective Date, in the event that at any time or from time to time, any party hereto (or Person in of such party’s respective Group), shall receive or otherwise possess any Asset or Liability, as applicable, that is allocated to any other Person pursuant to this Agreement, any Ancillary Agreement or any Local Separation Agreement, such party shall use its commercially reasonable efforts to promptly transfer, or cause to be transferred, such Asset or Liability, as applicable, to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset or Liability shall hold such Asset or Liability in trust for any such other Person.

Section 2.02. [Reserved].

Section 2.03. Animal Health Assets. (a) For purposes of this Agreement, “Animal Health Assets” shall mean all of Pfizer’s and its Subsidiaries’ right, title and interest as of the Contribution Date, in and to:

(i) any and all Assets (excluding any Intellectual Property) of Pfizer and its Subsidiaries that are used exclusively and/or held for use exclusively in the Animal Health Business, except as expressly otherwise contemplated in this Agreement or the Ancillary Agreements;

(ii) all Animal Health Intellectual Property, except as expressly otherwise contemplated in this Agreement or any Ancillary Agreement;

(iii) all Animal Health Contracts;

(iv) all Assets reflected as assets of the Company and its Subsidiaries in the Company Balance Sheet, other than any such Assets disposed of subsequent to the date of the Company Balance Sheet;

(v) all issued and outstanding capital stock and other equity interests of the entities set forth on Schedule 2.03(a)(v) and each of their Subsidiaries (the “Transferred Entities”); and

(vi) any and all Assets (A) that are expressly contemplated by this Agreement or any other Ancillary Agreement (including any schedule or exhibit hereto or thereto) as Assets to be transferred to the Company or any other member of the Company Group (excluding any Intellectual Property) or (B) listed or described on Schedule 2.03(a)(vi).

Notwithstanding anything to the contrary in this Agreement, the Animal Health Assets shall not in any event include any Assets that are included in the Excluded Assets referred to in Section 2.03(b).

(b) For the purposes of this Agreement, “Excluded Assets” shall mean (without duplication):

(i) the Assets listed or described on Schedule 2.03(b)(i);

(ii) the Retained Names and all other Intellectual Property of Pfizer and its Affiliates that is not Animal Health Intellectual Property;

(iii) any and all Assets that are contemplated by this Agreement, any Local Separation Agreement or any Ancillary Agreement (including any schedule or exhibit hereto or thereto) as Assets to be retained by Pfizer or any other Person in the Pfizer Group;

(iv) the capital stock and other equity interests of each of Pfizer’s Subsidiaries other than the Company and the Transferred Entities;

(v) all Contracts to which Pfizer or any of its Subsidiaries is a party or by which they or any of their respective Assets are bound and any rights or claims (whether accrued or contingent) of Pfizer or any of its Subsidiaries arising thereunder, other than Animal Health Contracts;

(vi) subject to Section 2.10, all rights under Shared Contracts;

(vii) any collateral securing any Excluded Liability existing immediately prior to the Effective Date; and

(viii) all other Assets of Pfizer and its Subsidiaries that are not Animal Health Assets.

Section 2.04. Animal Health Liabilities. (a) For the purposes of this Agreement, “Animal Health Liabilities” shall mean (without duplication with Section 2.04(b)):

(i) any and all Liabilities that are (A) expressly contemplated by this Agreement or any Ancillary Agreement (or any other schedules hereto or thereto) as Liabilities to be retained, assumed or retired by the Company or any Person in the Company Group (including any Transferred Entity), and all agreements, obligations and Liabilities of any Person in the Company Group under this Agreement, any Local Separation Agreement or any of the Ancillary Agreements or (B) listed or described on Schedule 2.04(a)(i);

(ii) any and all Liabilities to the extent relating to, arising out of or resulting from any Animal Health Assets;

(iii) any and all Liabilities, including any Environmental Liabilities (other than the Excluded Environmental Liabilities), relating to, arising out of or resulting from:

(A) the conduct and operation of the Animal Health Business, at any time prior to, on or after the Effective Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, manager, member, employee or agent of any member of the Pfizer Group or Company Group (whether or not such act or failure to act is or was within such Person’s authority));

(B) the conduct and operation of any other business conducted by any Person in the Company Group at any time after the Effective Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, manager, member, employee or agent of any member of the Company Group (whether or not such act or failure to act is or was within such Person’s authority));

(C) the ownership, operation or use of any Animal Health Assets (including any Animal Health Contracts and any real property and leasehold interests);

(D) any warranty or similar obligation entered into, created or incurred in the course of business of the Animal Health Business with respect to its products or services;

(E) any product liability claims or other claims of third parties relating to any product developed, manufactured, marketed, distributed, leased or sold by the Animal Health Business; and

(F) any of the Interim Business Agreements, including any and all Liabilities, costs and expenses of any member of the Pfizer Group or any of their Affiliates to any member of the Company Group or any of their Affiliates or any third party in connection with any Interim Business Agreement, including in connection with breach or performance of any provision thereof by any party thereto or claims of third parties relating thereto or to any product thereunder, in any such case whether occurring or arising before, on or after the Effective Date;

(iv) any and all Environmental Liabilities (other than the Excluded Environmental Liabilities) relating to, arising out of or resulting from:

(A) except as otherwise provided in Section 2.04(b)(iii)(B), researching, developing, manufacturing, finishing, marketing, distributing, leasing, selling or other operations associated with the Animal Health Business as conducted by Pfizer and its Subsidiaries, or the predecessors in interest of each in existence, at any time at or prior to the Effective Date, in any such case whether occurring or arising before, on or after the Effective Date;

(B) any real property that is an Animal Health Asset, whether occurring or arising before, on or after the Effective Date, other than Environmental Liabilities to the extent relating to, arising out of or resulting from operations conducted by Pfizer or its Subsidiaries at certain real property set forth on Schedule 2.04(a)(iv)(B), occurring or arising after the Effective Date; or

(C) any real property that is an Excluded Asset, to the extent directly relating to, arising out of or resulting from operations conducted by the Company or its Subsidiaries at certain real property set forth on Schedule 2.04(b)(iii)(B), occurring or arising after the Effective Date;

(v) any and all Liabilities, including any Environmental Liabilities (other than the Excluded Environmental Liabilities), relating to, arising out of or resulting from any of the terminated, divested or discontinued businesses and operations of Pfizer and its Subsidiaries that would have comprised part of, or related to, the Animal Health Business had they not been terminated, divested or discontinued prior to the Effective Date;

(vi) any and all Liabilities, including any Environmental Liabilities (other than the Excluded Environmental Liabilities), reflected as liabilities or obligations of the Company in the Company Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Company Balance Sheet;

(vii) any and all Liabilities relating to, resulting from or arising out of any Action relating to the Animal Health Business;

(viii) any and all Liabilities arising out of claims made by the Company’s directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Pfizer Group or the Company Group to the extent relating to the Animal Health Business or the Contribution;

(ix) any and all Company Debt Obligations (whether incurred prior to, on, or after the Effective Date);

(x) any and all Liabilities arising under Company Financing Arrangements;

(xi) any and all Shared Contract Liabilities allocated to the Company pursuant to Section 2.10; and

(xii) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from (i) any Disclosure Document of a member of the Company Group and (ii) any Animal Health Disclosure Matters contained in any other Disclosure Document, including any Liabilities arising from or based upon misstatements in or omissions from any such Disclosure Documents (in the case of clause (ii), solely to the extent relating to an Animal Health Disclosure Matter) other than any misstatement in or omission from any Disclosure Document of a member of the Company Group in respect of information regarding any member of the Pfizer Group solely to the extent such information was furnished in writing to the Company by Pfizer expressly for use in a Disclosure Document.

Notwithstanding anything to the contrary in this Agreement, the Animal Health Liabilities shall not in any event include any Liabilities that are included in the Excluded Liabilities referred to in Section 2.04(b).

(b) For the purposes of this Agreement, “Excluded Liabilities” shall mean:

(i) any and all Liabilities that are (A) expressly contemplated by this Agreement or any Ancillary Agreement (or any other schedule hereto or thereto) as Liabilities to be retained or assumed by Pfizer or any other Person in the Pfizer Group, and all agreements and obligations of any Person in the Pfizer Group under this Agreement, any Local Separation Agreement or any of the Ancillary Agreements or (B) listed or described on Schedule 2.04(b)(i);

(ii) any and all Liabilities to the extent relating to, arising out of or resulting from any Excluded Assets, except as otherwise provided in (iii)(B) below;

(iii) any and all Environmental Liabilities to the extent relating to, arising out of or resulting from:

(A) except as otherwise provided in Section 2.04(a)(iv)(B), researching, developing, manufacturing, finishing, marketing, distributing, leasing, selling or other operations associated with the Pfizer Business (excluding, for the avoidance of doubt, the Animal Health Business) as conducted by Pfizer or any of its Subsidiaries, or the predecessors in interest of each in existence, at any time at or prior to the Effective Date in any such case whether occurring or arising before, on or after the Effective Date;

(B) any real property that is an Excluded Asset, whether occurring or arising before, on or after the Effective Date, other than Environmental Liabilities to the extent relating to, arising out of or resulting from operations conducted by the Company or its Subsidiaries at certain real property set forth on Schedule 2.04(b)(iii)(B), occurring or arising after the Effective Date;

(C) any real property that is an Animal Health Asset, to the extent relating to, arising out of or resulting from operations conducted by Pfizer or its Subsidiaries at certain real property set forth on Schedule 2.04(a)(iv)(B), occurring or arising after the Effective Date; or

(D) matters set forth or described on Schedule 2.04(b)(iii)(D) (the “Excluded Environmental Liabilities”);

(iv) any and all Shared Contract Liabilities that are allocated to Pfizer pursuant to Section 2.10;

(v) any and all Liabilities relating to, arising out of or resulting from any Indebtedness of any member of the Pfizer Group (whether incurred prior to, or after the Effective Date); and

(vi) any and all other Liabilities of Pfizer and its Subsidiaries that are not Animal Health Liabilities.

Section 2.05. Transfers Not Effected on or Prior to the Contribution Date; Transfers Deemed Effective as of the Effective Date.

(a) To the extent that any transfers of Assets (including the capital stock or equity interests of any Transferred Entity) or assumptions of Liabilities contemplated by this Article II shall not have been consummated on, at or prior to the Contribution Date because of a necessary Consent or Governmental Approval or because a condition precedent to any such transfer had not been satisfied or any relevant fact related thereto had not been realized, the parties shall cooperate to effect such transfers or assumptions, as the case may be, as promptly following the Effective Date as shall be practicable. Without limiting anything in this Section 2.05, the parties agree that certain Assets will be transferred following the Effective Date solely as set forth and described on Schedule 2.05(a), unless expressly set forth therein. Nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms or operation of Law cannot be transferred or assumed; provided, however, that the parties shall, and shall cause the respective members of their Groups to, cooperate and use commercially reasonable efforts to seek to obtain any necessary Consents or Governmental Approvals for the transfer of all Assets and assumption of all Liabilities contemplated to be transferred or assumed pursuant to this Article II. In the event that any transfer of Assets or assumption of Liabilities contemplated by this Agreement has not been consummated at or prior to the Contribution Date, then from and after the Contribution Date (i) the party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset for the use and benefit of the party (or relevant member in its Group) entitled thereto (at the expense of the Person entitled thereto) and (ii) the party intended to assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the party (or the relevant member of its Group) retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the party to which such Asset or Liability is to be transferred or assumed in order to place such party, insofar as reasonably possible, in the same position as if such Asset or Liability had been transferred or assumed on or prior to the Contribution Date as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Contribution Date to the relevant member of the Pfizer Group or the Company Group, as the case may be, entitled to the receipt of such Asset or Liability. In furtherance of the foregoing, the parties agree that, as of the Effective Date, each party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement or, as applicable, an Ancillary Agreement.

(b) With respect to the capital stock or other equity interest of any Transferred Entity that will not be transferred on the Contribution Date, Pfizer and the Company agree that from the Contribution Date until the earlier of (i) the time such capital stock or other equity interests are conveyed to the Company or any of its Subsidiaries and (ii) 24 months following the Effective Date, Pfizer, or the member of the Pfizer Group that directly or indirectly owns such capital stock or other equity interests, shall cause the applicable Transferred Entity not to declare or pay any dividends or other distributions, except as required by applicable Law, to Pfizer or any other member of the Pfizer Group and shall cause such Transferred Entity not to redeem, repurchase or otherwise acquire any of its capital stock or other equity interests. In such case that the applicable Transferred Entity (i) shall so declare or pay any dividend or other distribution, Pfizer or the member of the Pfizer Group that directly or indirectly owns such Transferred Entity shall promptly pay the amount of such distribution to the Company or the Subsidiary of the Company designated by the Company and reasonably acceptable to Pfizer or (ii) shall so redeem, repurchase or otherwise acquire any of its capital stock or other equity interest, then Pfizer or the member of the Pfizer Group that directly or indirectly owns such Transferred Entity shall promptly pay any amount received thereon to the Company or the Subsidiary of the Company designated by the Company and reasonably acceptable to the Pfizer.

(c) If and when the Consents, Governmental Approvals and/or conditions or facts, the absence, non-satisfaction or existence of which caused the deferral of transfer of any Asset or assumption of any Liability pursuant to Section 2.05(a), are obtained, satisfied or realized, the transfer, assignment or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement as promptly as practicable after the receipt of such Consents, Governmental Approvals, satisfaction of such conditions or realization of such facts.

Section 2.06. Termination of Agreements. (a) Except as set forth in Section 2.06(b), in furtherance of the releases and other provisions of Section 4.01 hereof, the Company and each Person in the Company Group, on the one hand, and Pfizer and each Person in the Pfizer Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings (including all intercompany accounts payable or accounts receivable between a member of the Pfizer Group, on the one hand, and a member of the Company Group, on the other hand (“Intercompany Accounts”) accrued as of the Effective Date), whether or not in writing, between or among the Company and any Person in the Company Group, on the one hand, and Pfizer and any Person in the Pfizer Group, on the other hand, effective as of the Effective Date. No such terminated agreement, arrangement, commitment, understanding or Intercompany Account (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Date. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.06(a) shall not apply to any of the following agreements, arrangements, commitments, understandings or Intercompany Accounts (or to any of the provisions thereof): (i) this Agreement, the Local Separation Agreements and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement, any Local Separation Agreement or any Ancillary Agreement to be entered into by any of the parties hereto or any Person in their respective Groups); (ii) any agreements, arrangements, commitments or understandings set forth or described on Schedule 2.06(b)(ii); (iii) any agreements, arrangements, commitments or understandings (including any Shared Contracts) to which any Person other than the parties hereto and their respective Affiliates is a party; and (iv) any other agreements, arrangements, commitments, understandings or Intercompany Accounts that this Agreement or any Ancillary Agreement expressly contemplates will survive the Effective Date.

Section 2.07. Documents Relating to Other Transfers of Assets and Assumption of Liabilities. In furtherance of the assignment, transfer and conveyance of Animal Health Assets and the assumption of Animal Health Liabilities set forth in Section 2.01(a) and (b) simultaneously with the execution and delivery hereof or as promptly as practicable thereafter, (i) Pfizer shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, deeds, assignments of Contracts and other instruments of transfer, conveyance and assignment (collectively, the “Additional Pfizer Transfer Documents”) as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Pfizer’s and its Subsidiaries’ right, title and interest in and to the Animal Health Assets to the Company, and (ii) the Company shall execute and deliver, to Pfizer and shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assumptions of Contracts and other instruments of assumption (collectively, the “Additional Company Transfer Documents”, and together with the Additional Pfizer Transfer Documents, the “Additional Transfer Documents”) as and to the extent necessary to evidence the valid and effective assumption of the Animal Health Liabilities by the Company or a Subsidiary of the Company. For the avoidance of doubt, Additional Transfer Documents shall exclude the Local Separation Agreements.

Section 2.08. Bank Accounts; Cash Balances. (a) To the extent not completed prior to the Effective Date, Pfizer and the Company each agrees to take, or cause the respective members of their respective Groups to take, at or prior to the Effective Date, all actions necessary to amend all Contracts governing each bank and brokerage account owned by the Company or any other member of the Company Group (collectively, the “Company Accounts”) so that such Company Accounts, if linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Pfizer or any other member of the Pfizer Group (collectively, the “Pfizer Accounts”) are de-linked from the Pfizer Accounts.

(b) It is intended that, following consummation of the actions contemplated by Section 2.08(a), the Company and Pfizer will maintain separate bank accounts and separate cash management processes.

(c) With respect to any outstanding checks issued by Pfizer, the Company, or any of their respective Subsidiaries prior to the Effective Date, such outstanding checks shall be honored following the Effective Date by the Person or Group owning the account on which the check is drawn.

(d) Except as provided in Section 2.16, as between Pfizer and the Company (and the members of their respective Groups), all payments made and reimbursements received after the Effective Date by either party (or member of its Group) that relate to a business, Asset or Liability of the other party (or member of its Group), shall be held by such party in trust for the use and benefit of the party entitled thereto and, promptly upon receipt by such party of any such payment or reimbursement, such party shall pay over, or shall cause the applicable member of its Group to pay over to the other party the amount of such payment or reimbursement without right of set-off.

Section 2.09. Other Ancillary Agreements. Each of Pfizer and the Company will execute and deliver, and cause each of their applicable Subsidiaries to execute and deliver, as applicable, all Ancillary Agreements to which it is a party.

Section 2.10. Shared Contracts. (a) Subject to Section 2.10(d) and other than with respect to the provision of Services under the Transitional Services Agreement or Shared Contracts that are sublicensed to the Company and other Persons in the Company Group pursuant to the Patent and Know-How License Agreement (Pfizer as Licensor) or the Trademark and Copyright License Agreement, from and after the Effective Date, Pfizer may, in its sole discretion, make available to the Company Group the benefits and rights under Shared Contracts to the extent such benefits and rights have historically been and currently are provided to the Animal Health Business. With respect to any Shared Contracts made available to the Company Group pursuant to this Section 2.10(a), (i) no Person in the Company Group shall take any action, or refrain from taking any action, if (A) such action or inaction is reasonably likely to or does result in a breach on the part of any Person in the Pfizer Group under any Shared Contract and (B) such Person in the Company Group would otherwise be obligated to take or not take such action under the Shared Contract had such Person become severally liable under the Shared Contract at the Effective Date and (ii) each Person in the Company Group shall reasonably cooperate with Pfizer and, at Pfizer’s reasonable request, take such actions that are permissible and reasonably necessary or desirable to ensure that Pfizer is able to perform its obligations constituting Shared Contract Liabilities under such Shared Contract.

(b) With respect to Shared Contract Liabilities pursuant to, under or relating to a given Shared Contract, such Shared Contract Liabilities shall be allocated, unless otherwise allocated pursuant to this Agreement or an Ancillary Agreement, between the parties as follows:

(i) first, if a Liability is incurred exclusively in respect of a benefit received by one party or its Group, the party or Group receiving such benefit shall be responsible for such Liability and (ii) second, if a Liability cannot be exclusively allocated to one party or its Group under clause (i) above, such Liability shall be allocated among both parties and their respective Groups based on the relative proportions of total benefit received (over the term of the Shared Contract, measured as of the date of allocation) under the relevant Shared Contract. Notwithstanding the foregoing, each party and its Group shall be responsible for any or all Liabilities arising out of or resulting from such party’s or Group’s breach of the relevant Shared Contract.

(c) If Pfizer or any member of the Pfizer Group, on the one hand, or the Company or any member of the Company Group, on the other hand, receives any benefit or payment under any Shared Contract which was intended for the other party or its Group, Pfizer, on the one hand, or the Company, on the other hand, will use its respective commercially reasonable efforts, or will cause any member of its Group to use its commercially reasonable efforts, to deliver, transfer or otherwise afford such benefit or payment to the other party.

(d) It shall be the responsibility of the Company to obtain the agreement of the third party that is the counterparty to each Shared Contract to enter into a new Contract effective as of the Effective Date pursuant to which the Company and its Affiliates will receive substantially the same benefits provided by the Shared Contract to the Animal Health Business prior to the Effective Date. Except as expressly provided under the Transitional Services Agreement, none of Pfizer or any other member of the Pfizer Group shall be obligated to make available to the Company Group the benefits and rights under any Shared Contracts. In no event shall Pfizer be liable to the Company for (i) any Liabilities arising out of such new Contracts or (ii) Liabilities arising out of the failure of the Company to obtain any replacement contract.

Section 2.11. Financing Arrangements; Contribution Payment. (a) Prior to or concurrently with the Contribution, the Company entered into the Company Financing Arrangements. To the extent applicable and to the extent not undertaken and completed prior to the execution of this Agreement, the Company shall take all such reasonable actions as may be necessary to ensure that the Company assumes all obligations under the Company Financing Arrangements and the full release and discharge of each of Pfizer and any other member of the Pfizer Group of all of its obligations thereunder as of the Effective Date.

(b) Prior to or concurrently with the Debt-for-Equity Exchange, the Company shall make the Contribution Payment to Pfizer.

Section 2.12. Disclaimer of Representations and Warranties. (a) EACH OF PFIZER (ON BEHALF OF ITSELF AND EACH PERSON IN THE PFIZER GROUP) AND THE COMPANY (ON BEHALF OF ITSELF AND EACH PERSON IN THE COMPANY GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, ANY LOCAL SEPARATION AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT, ANY LOCAL SEPARATION AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY,

EXPRESS OR IMPLIED, AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY LIENS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS”, “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE WITHOUT WARRANTY) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY LIEN, ENCUMBRANCE, CHARGE, ASSESSMENT OR OTHER ADVERSE CLAIM, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH, ALL WARRANTIES OF HABITABILITY, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, FUNCTION, ENVIRONMENTAL CONDITION, OPERATIONAL CONDITION, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR NON-U.S. LAWS) ARE HEREBY DISCLAIMED.

Section 2.13. Guarantees. (a) Pfizer and the Company shall each use their commercially reasonable efforts to cause a member of the Company Group to be substituted in all respects for a member of the Pfizer Group, as applicable, and for the members of the Pfizer Group, as applicable, to be otherwise removed or released, effective as of the Effective Date, in respect of all obligations of any member of the Company Group under each guarantee, indemnity, surety bond, letter of credit and letter of comfort (each, a “Guarantee”), given or obtained by any member of the Pfizer Group for the benefit of any member of the Company Group or the Animal Health Business. If Pfizer and the Company have been unable to effect any such substitution, removal, release and termination with respect to any such Guarantee as of the Effective Date then, following the Effective Date, the Company shall effect such substitution, removal, release and termination as soon as reasonably practicable after the Effective Date; provided that from and after Effective Date, the Company shall indemnify against, hold harmless and promptly reimburse the members of the Pfizer Group for any payments made by members of the Pfizer Group and for any and all Liabilities of the members of the Pfizer Group arising out of, or in performing, in whole or in part, any performance obligation in accordance with the underlying obligation under any such Guarantee (except to the extent the performance obligation under any such Guarantee shall have been triggered solely by an act or failure to act of the applicable guarantor (rather than the underlying obligor)).

(b) Pfizer and the Company shall each use their commercially reasonable efforts to cause a member of the Pfizer Group to be substituted in all respects for a member of the Company Group, as applicable, and for the members of the Company Group, as applicable, to be otherwise removed or released, effective as of the Effective Date, in respect of all obligations of any member of the Pfizer Group under each Guarantee, given or obtained by any member of the Company Group for the benefit of any member of the Pfizer Group or the Pfizer Business. If Pfizer and the Company have been unable to effect any such substitution, removal, release and termination with respect to any such Guarantee by the Effective Date then, following the Effective Date, Pfizer shall effect such substitution, removal, release and termination as soon as reasonably practicable after the Effective Date; provided that from and after Effective Date, Pfizer shall indemnify against, hold harmless and promptly reimburse the members of the Company Group for any payments made by members of the Company Group and for the Liabilities of the members of the Company Group arising out of, or in performing, in whole or in part, any performance obligation in accordance with the underlying obligation under any such Guarantee (except to the extent the performance obligation under any such Guarantee shall have been triggered solely by an act or failure to act of the applicable guarantor (rather than the underlying obligor)).

Section 2.14. Novation of Animal Health Liabilities. (a) The Company shall use its reasonable best efforts to obtain, or to cause to be obtained, as soon as practicable following the Effective Date, any consent, substitution, approval, release or amendment requested by Pfizer required to novate or assign to the applicable Person in the Company Group all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Animal Health Liabilities (other than any Animal Health Liability that constitutes a Shared Contract Liability), or to obtain in writing the unconditional release of all parties to such arrangements other than any Person in the Company Group, so that, in any such case, the Company and its Subsidiaries will be solely responsible for such Liabilities; provided, however, that neither Pfizer nor the Company shall be obligated to pay any consideration therefor to any third party from whom such consents, approvals, substitutions, amendments and releases are requested; provided, further, however, that any legal fees or other administrative costs associated with obtaining such consents, approvals, substitution, amendments and releases shall be borne by the Company.

(b) If the Company is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, release or amendment, the applicable Person in the Pfizer Group shall continue to be bound by such agreements, leases, licenses and other obligations that constitute Animal Health Liabilities and, unless not permitted by Law or the terms thereof, the Company shall, as agent or subcontractor for Pfizer or such other Person, as the case may be, pay, perform and discharge fully all such obligations or other Liabilities of Pfizer or such other Person that constitute Animal Health Liabilities, as the case may be, thereunder from and after the Effective Date. The Company shall indemnify each Pfizer Indemnitee, and hold each of them harmless against any Liabilities arising in connection therewith. Pfizer shall, without further consideration, pay or remit, or cause to be paid or remitted, to the Company promptly all money, rights and other consideration received by it or any Person in the Pfizer Group in respect of such performance. If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, Pfizer shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any Person in its Group to the Company without payment of further consideration and the Company shall, without the payment of any further consideration, assume such rights and obligations.

Section 2.15. Novation of Excluded Liabilities. (a) Pfizer shall use its reasonable best efforts to obtain, or to cause to be obtained, as soon as practicable following the Effective Date, any consent, substitution, approval, release or amendment requested by the Company required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Excluded Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any Person in the Pfizer Group, so that, in any such case, the Persons in the Pfizer Group will be solely responsible for such Liabilities; provided, however, that neither Pfizer nor the Company shall be obligated to pay any consideration therefor to any third party from whom such consents, approvals, substitutions, amendments and releases are requested; provided, further, however, that any legal fees or other administrative costs associated with obtaining such consents, approvals, substitution, amendments and releases shall be borne by the Pfizer.

(b) If Pfizer is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, release or amendment, the applicable Person in the Company Group shall continue to be bound by such agreements, leases, licenses and other obligations and, unless not permitted by Law or the terms thereof, Pfizer shall cause a Person in the Pfizer Group, as agent or subcontractor for such Person in the Company Group, to pay, perform and discharge fully all the obligations or other Liabilities of such Person in the Company Group thereunder from and after the Effective Date. Pfizer shall indemnify each Company Indemnitee and hold each of them harmless against any Liabilities arising in connection therewith. The Company shall cause each Person in the Company Group without further consideration, to pay or remit, or cause to be paid or remitted, to Pfizer or to another Person in the Pfizer Group specified by Pfizer promptly all money, rights and other consideration received by it or any Person in the Company Group in respect of such performance. If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Company shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any Person in the Company Group to Pfizer or to another Person in the Pfizer Group specified by Pfizer without payment of further consideration and Pfizer, without the payment of any further consideration shall, or shall cause such other Person in the Pfizer Group to, assume such rights and obligations.

Section 2.16. Insurance Policies.

(a) On or before the Effective Date, the directors and officers of the Company and its Affiliates shall become insureds under a separate directors’ and officers’ insurance program to be established by the Company at its expense, and shall no longer have rights to claim coverage under any Pfizer executive risk program for any liabilities arising from their conduct after such time. As of the date at which Pfizer and its Affiliates cease to hold in excess of 50% of the outstanding shares of Company Common Stock pursuant to the Distribution or Other Disposition

(the “Coverage End Date”), the coverage under all Shared Policies shall continue in force only for the benefit of Pfizer and its Affiliates and not for the benefit of the Company or any of its Affiliates except for such policies owned by the Transferred Entities. Effective from and after the Coverage End Date, the Company shall arrange for its own insurance policies with respect to the Animal Health Business covering all periods (whether prior to or following the Effective Date) and agrees not to seek, through any means, benefit from any of Pfizer’s or its Affiliates’ insurance policies that may provide coverage for claims relating in any way to the Animal Health Business prior to the Coverage End Date.

(b) Where Shared Policies with an unaffiliated third party insurer (and excluding, for the avoidance of doubt, any self-insurance, captive insurance or similar program) cover Animal Health Liabilities reported after the Effective Date and before the Coverage End Date, with respect to an occurrence prior to the Coverage End Date, under an occurrence-based or claims-made policy (collectively, “Covered Claims”), then the members of the Company Group may claim coverage for such Covered Claims under such Shared Policies, control the prosecution and defense of such Covered Claims and receive any insurance recoverables with respect thereto, without any prejudice or limitation to Pfizer seeking insurance under the Shared Policies for its own claims. After the Effective Date, Pfizer shall procure and administer the Shared Policies, provided that such administration shall in no way limit, inhibit or preclude the right of the members of the Company Group to insurance coverage thereunder in accordance with this Section 2.16(b), in each case, with respect to Covered Claims. The Company shall promptly notify Pfizer of any Covered Claims, and Pfizer agrees to reasonably cooperate with the Company concerning the pursuit by the Company of any such Covered Claim, in each case at the expense of the Company (to the extent such expenses are not covered by the applicable Shared Policies).

(c) The Company shall be responsible for complying with terms of the Shared Policies to obtain coverage for such Covered Claims, including if the Shared Policy requires any payments to be made in connection therewith (including self-insured retentions or deductibles), and the Company shall make any such required payments and maintain any required or appropriate accruals or reserves for such Covered Claims. Any proceeds received by Pfizer from any insurance carrier that relate to Covered Claims shall be paid promptly to the Company. In the event that Covered Claims relate to the same occurrence for which Pfizer is seeking coverage under such Shared Policies and for which the parties have a shared defense, the Company and Pfizer shall jointly defend any such claim and waive any conflict of interest necessary to conduct a joint defense, and shall bear any expenses in connection therewith equally (to the extent such expenses are not covered by the applicable Shared Policies), including self-insured retentions or deductibles. In the event that policy limits under an applicable Shared Policy are not sufficient to fund all claims of Pfizer and members of the Pfizer Group and the Company and members of the Company Group, amounts due under such Shared Policy shall be paid on a first come first served basis, and any amounts simultaneously due shall be paid to the respective entities in proportion to the assessed value of each respective entity’s claim or claims.

ARTICLE III

THE IPO AND ACTIONS PENDING THE IPO; OTHER TRANSACTIONS

Section 3.01. The Debt-for-Equity Exchange. The Company shall cooperate with, and take all actions reasonably requested by, Pfizer and the Debt-for-Equity Exchange Parties in connection with the Debt-for-Equity Exchange. In furtherance thereof, to the extent not undertaken and completed prior to the execution of this Agreement, the Company shall enter into the Debt-for-Equity Exchange Agreement, in form and substance reasonably satisfactory to Pfizer and shall comply with its obligations thereunder.

Section 3.02. The IPO. The Company shall cooperate with, and take all actions reasonably requested by, Pfizer in connection with the IPO. In furtherance thereof, to the extent not undertaken and completed prior to the execution of this Agreement:

(a) The Company shall file the IPO Registration Statement, and such amendments or supplements thereto, as may be necessary in order to cause the same to become and remain effective as required by the Equity Underwriting Agreement, the Commission and applicable Law, including federal, state or foreign securities Laws. The Company shall also cooperate in preparing, filing with the Commission and causing to become effective a registration statement registering the Class A Common Stock under the Exchange Act, and any registration statements or amendments thereof that are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO or the other transactions contemplated by this Agreement and the Ancillary Agreements.

(b) The Company shall enter into the Equity Underwriting Agreement, in form and substance reasonably satisfactory to Pfizer and shall comply with their respective obligations thereunder.

(c) The Company shall use its commercially reasonable efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable Laws under any foreign jurisdictions) in connection with the IPO.

(d) The Company shall participate in the preparation of materials and presentations as any of Pfizer, the Debt-for-Equity Exchange Parties, and the Equity Underwriters shall deem necessary or desirable in connection with the IPO.

(e) The Company will cooperate in all respects with Pfizer, the Debt-for-Equity Exchange Parties and the Equity Underwriters in connection with the pricing of the Class A Common Stock to be issued in the IPO and the timing of the IPO and will, at any such party’s request, promptly take any and all actions necessary or desirable to consummate the IPO as contemplated by the IPO Registration Statement and the Equity Underwriting Agreement.

(f) The Company shall prepare, file and use its commercially reasonable efforts to seek to make effective an application for listing of the Class A Common Stock issued in the IPO on the [—].

Section 3.03. Proceeds of the IPO. The IPO shall be effected to permit the Equity Underwriters to sell all or a portion of the Class A Common Stock that the Debt-for-Equity Exchange Parties receive in the Debt-for-Equity Exchange. Accordingly, the Debt-for-Equity Exchange Parties will receive any cash proceeds from such sale of Class A Common Stock in the IPO.

Section 3.04. Charter; By-laws. Prior to the effectiveness of the IPO Registration Statement, Pfizer and the Company will each take all actions that may be required to provide for the adoption by the Company of the Amended and Restated Certificate of Incorporation of the Company substantially in the form attached as Exhibit A and the Amended and Restated By-laws of the Company substantially in the form attached as Exhibit B.

Section 3.05. The Distribution or Other Disposition.

(a) Pfizer shall, in its sole and absolute discretion, determine (i) whether to proceed with all or part of the Distribution or Other Disposition and (ii) all terms of the Distribution or Other Disposition, as applicable, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution or Other Disposition and the timing of and conditions to the consummation of the Distribution or Other Disposition. In addition, in the event that Pfizer determines to proceed with the Distribution or Other Disposition, Pfizer may at any time and from time to time until the completion of the Distribution or Other Disposition abandon, modify or change any or all of the terms of the Distribution or Other Disposition, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution or Other Disposition.

(b) The Company shall cooperate with Pfizer in all respects to accomplish the Distribution or Other Disposition and shall, at Pfizer’s direction, promptly take any and all actions necessary or desirable to effect the Distribution or Other Disposition, including, without limitation, the registration under the Securities Act of the offering of Class B Common Stock on an appropriate registration form or forms to be designated by Pfizer and the filing of any necessary documents pursuant to the Exchange Act. Pfizer shall select any investment bank, manager, underwriter or dealer manager in connection with the Distribution or Other Disposition, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting, tax and other advisors and service providers in connection with the Distribution or Other Disposition, as applicable. The Company and Pfizer, as the case may be, will provide to the exchange agent all share certificates and any information required in order to complete the Distribution or Other Disposition.

Section 3.06. Company Common Stock. Notwithstanding anything to the contrary herein, if at any time all shares of Class B Common Stock are converted into Class A Common Stock, then from and after such time, all references herein to Class A Common Stock or Class B Common Stock shall be deemed to be references to Company Common Stock.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

Section 4.01. Release of Pre-Closing Claims. (a) Except as provided in Section 4.01(c) and Section 4.03, effective as of the Effective Date, the Company does hereby, for itself and for each member of the Company Group as of the Effective Date and their respective successors and assigns and all Persons who at any time prior to the Effective Date, have been directors, officers, agents or employees of any member of the Company Group (in each case, in their respective capacities as such), release and forever discharge Pfizer and each member of the Pfizer Group, and all Persons who at any time prior to the Effective Date have been stockholders, directors, officers, managers, members, agents or employees of any Person in the Pfizer Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any rights of contribution or recovery), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed in each case on or before the Effective Date, including in connection with the transactions and all other activities to implement the Transactions and any of the other transactions contemplated hereunder, and under any of the Ancillary Agreements and pursuant to the Plan of Reorganization.

(b) Except as provided in Section 4.01(c) and Section 4.02, effective as of the Effective Date, Pfizer does hereby, for itself and for each member of the Pfizer Group as of the Effective Date and their respective successors and assigns and all Persons who at any time prior to the Effective Date, have been directors, officers, agents or employees of any member of the Pfizer Group (in each case, in their respective capacities as such), remise, release and forever discharge the Company and each member of the Company Group as of the Effective Date, and all Persons who at any time prior to the Effective Date have been stockholders, directors, officers, managers, members, agents or employees of any Person in the Company Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any rights of contribution or recovery), whether arising under any Contract, by operation of Law or otherwise, including for fraud, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed in each case on or before the Effective Date, including in connection with the transactions and all other activities to implement the Transactions and any of the other transactions contemplated hereunder, under any of the Ancillary Agreements and pursuant to the Plan of Reorganization.

(c) Nothing contained in Section 4.01(a) or (b) shall (x) impair any right of any Person to enforce this Agreement, any Local Separation Agreement, any Ancillary Agreement or any Contracts that are specified in Section 2.06(b) or the applicable schedules thereto not to terminate as of the Effective Date, in each case in accordance with its terms or (y) release any Person from:

(i) any Liability provided in or resulting from any Contract among any Persons in the Pfizer Group or the Company Group that is specified in Section 2.06(b) or the applicable schedules thereto as not to terminate as of the Effective Date, or any other Liability specified in such Section 2.06(b) as not to terminate as of the Effective Date;

(ii) any Liability assumed or retained by, or transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any Person in any Group under, this Agreement, any Local Separation Agreement or any Ancillary Agreement, including (A) with respect to the Company, any Animal Health Liability and (B) with respect to Pfizer, any Excluded Liability;

(iii) any Liability provided in or resulting from any Contract or understanding that is entered into after the Effective Date between a member of the Pfizer Group, on the one hand, and a member of the Company Group, on the other hand;

(iv) any Liability that the parties may have with respect to claim for indemnification, recovery or contribution brought pursuant to this Agreement or any Ancillary Agreement, which Liability shall be governed by the provisions of this Article IV or, if applicable, the appropriate provisions of the Ancillary Agreements; or

(v) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.01.

In addition, nothing contained in Section 4.01(a) shall release Pfizer from indemnifying any director, officer or employee of the Company who was a director, officer or employee of Pfizer or any of its Affiliates on or prior to the Effective Date, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Effective Date, it being understood that if the underlying obligation giving rise to such Action is an Animal Health Liability, the Company shall indemnify Pfizer for such Liability (including Pfizer’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d) The Company shall not, and shall not permit any Person in the Company Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification, against Pfizer or any Person in the Pfizer Group, or any other Person released pursuant to Section 4.01(a), with respect to any Liabilities released pursuant to Section 4.01(a). Pfizer shall not, and shall not permit any Person in the Pfizer Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification against the Company or any Person in the Company Group, or any other Person released pursuant to Section 4.01(b), with respect to any Liabilities released pursuant to Section 4.01(b).

(e) It is the intent of each of Pfizer and the Company, by virtue of the provisions of this Section 4.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed in each case on or before the Effective Date, between or among the Company or any Person in the Company Group, on the one hand, and Pfizer or any Person in the Pfizer Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such Persons on or before the Effective Date), except as expressly set forth in Section 4.01(c). At any time, at the request of any other party, each party shall cause each Person in its respective Group and to the extent practicable each other Person to execute and deliver releases reflecting the provisions hereof.

(f) If any Person associated with either Pfizer or the Company (including any of their respective directors, officers, agents or employees) initiates an Action with respect to claims released by this Section 4.01, the party with which such Person is associated shall indemnify the other party against such Action in accordance with the provisions set forth in this Article IV.

Section 4.02. Indemnification by the Company. Except as provided in Section 4.04, the Company shall indemnify, defend and hold harmless each member of the Pfizer Group and each of their Affiliates and each member of the Pfizer Group’s and their respective Affiliates’ directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Pfizer Indemnitees”), from and against any and all Losses of the Pfizer Indemnitees relating to, arising out of or resulting from any of the following items (without duplication and including any such Losses arising by way of setoff, counterclaim or defense or enforcement of any Lien):

(i) all Animal Health Liabilities;

(ii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any Disclosure Document with respect to the IPO other than any such statement or omission in the Disclosure Document furnished by Pfizer solely in respect of Pfizer expressly for use in the Disclosure Document; and

(iii) any breach by the Company or any Person in the Company Group of this Agreement, any Local Separation Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case, any such indemnification claims may be made thereunder.

Notwithstanding anything to the contrary herein, in no event will any Pfizer Indemnitee have the right to seek indemnification from any Person in the Company Group with respect to any claim or demand against any Person in the Pfizer Group for the satisfaction of the Excluded Liabilities.

Section 4.03. Indemnification by Pfizer. Except as provided in Section 4.04, Pfizer shall indemnify, defend and hold harmless each member of the Company Group and each of their Affiliates and each member of the Company Group’s and their respective Affiliates’ respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnitees”), from and against any and all

Losses of the Company Indemnitees relating to, arising out of or resulting from any of the following items (without duplication and including any Losses arising by way of setoff, counterclaim or defense or enforcement of any Lien):

(i) all Excluded Liabilities; and

(ii) any breach by Pfizer or any Person in the Pfizer Group of this Agreement, any Local Separation Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case, any such indemnification claims may be made thereunder.

Notwithstanding anything to the contrary herein, in no event will any Company Indemnitee have the right to seek indemnification from any Person in the Pfizer Group with respect to any claim or demand against any Person in the Company Group for the satisfaction of the Animal Health Liabilities.

Section 4.04. Indemnification Obligations Net of Insurance Proceeds and Other Amounts. (a) The parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article IV will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit such insurer or other third party would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement or any Ancillary Agreement shall obligate any Person in any Group to seek to collect or recover any Insurance Proceeds.

(c) Any Indemnity Payment made by the Company shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such Indemnity Payment, each Pfizer Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed. Any Indemnity Payment made by Pfizer shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such Indemnity Payment, each Company Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed.

(d) If an indemnification claim is covered by the indemnification provisions of an Ancillary Agreement, the claim shall be made under the Ancillary Agreement to the extent applicable and the provisions thereof shall govern such claim. In no event shall any party be entitled to double recovery from the indemnification provisions of this Agreement and any Ancillary Agreement.

Section 4.05. Procedures for Indemnification of Third Party Claims. (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a Person in the Pfizer Group or the Company Group of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.02 or Section 4.03, or any other Section of this Agreement (collectively, a “Third Party Claim”), such Indemnitee shall give such Indemnifying Party written notice thereof as promptly as practicable (and in any event within forty-five (45) days) after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 4.05(a) shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent, and only to the extent, that such Indemnifying Party is materially prejudiced by such failure to give notice.

(b) An Indemnifying Party may elect (but shall not be required) to defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which counsel shall be reasonably satisfactory to the Indemnitee), any Third Party Claim; provided that the Indemnifying Party shall not be entitled to defend and shall pay the reasonable fees and expenses of one separate counsel for all Indemnitees if the claim for indemnification relates to or arises in connection with any criminal action, indictment or allegation. Within forty-five (45) days after the receipt of notice from an Indemnitee in accordance with Section 4.05(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions to its defense. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee; provided, however, in the event that (i) the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice or (ii) the Third Party Claim involves injunctive or equitable relief, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 4.05(b), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. Any legal fees and expenses incurred by the Indemnitee in connection with defending such claim shall be paid by the Indemnifying Party at the then applicable regular rates charged by counsel, without regard to any flat fee or special fee arrangement otherwise in effect between such counsel and the Indemnitee.

(d) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party. If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in clause (b) above, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(e) In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is (i) to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee or (ii) to ascribe any fault on any Indemnitee in connection with such defense.

(f) Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all Liability in respect of such Third Party Claim.

Section 4.06. Additional Matters. (a) Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Indemnitee as contemplated by this Agreement.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c) In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant or otherwise hold the

Indemnifying Party as party thereto, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement with respect to such Third Party Claim.

Section 4.07. Medicare Reporting. The Parties acknowledge that the resolution of any Third Party Claim (subject to this Agreement) by way of a settlement, judgment, award or other payment to or on behalf of a Medicare beneficiary where medical expenses are claimed or released may impose reporting obligations pursuant to Section 111 of the Medicare, Medicaid and SCHIP Extension Act of 2007 (MMSEA), and the regulations and program guidance then in effect (“Section 111 Report”). Accordingly, so that the Indemnitee can timely and effectively investigate and discharge its reporting obligations, if any, to the Centers for Medicare and Medicaid Services (“CMS”), the Indemnifying Party agrees to:

(a) Notify the Indemnitee no later than ten (10) days after making a settlement or payment of any award to or on behalf of a Medicare beneficiary and provide and/or confirm information that the Indemnitee will require to meet its Section 111 reporting obligation.

(b) Notify the Indemnitee prior to the settlement of any claim or payment of any award to a plaintiff or claimant in this matter for the purpose of providing Indemnitee identifying information on the proposed plaintiff or claimant-recipient, and such other information as may be required, to enable the Indemnitee to ascertain whether a Section 111 Report will be required. If Medicare’s interests are implicated by the terms of the proposed settlement, judgment, award or other payment, the Indemnitee shall also have the right to suggest proposed terms and processes for the expected payment that will address and protect the Indemnitee’s interests under Section 111 and the Medicare Secondary Payer Act.

(c) Subject to the terms of this Article IV, indemnify, defend, repay and hold harmless the Indemnitee for any Liabilities (including double damages) for delayed or defective reporting to CMS under Section 111 in the event that the Indemnifying Party fails to timely provide the notice set forth in this Section 4.07.

Section 4.08. Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VI, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 4.09. Survival of Indemnities. The indemnity and contribution agreements contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification or contribution hereunder. The rights and obligations of each of Pfizer and the Company and their respective Indemnitees under this Article IV shall survive the merger or consolidation of any party, the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities, or the change of form or change of control of any party.

Section 4.10. Special Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY AN INDEMNIFIED PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER OR THEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS TO A PERSON WHO IS NOT A MEMBER OF EITHER GROUP IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 4.10.

ARTICLE V

CERTAIN BUSINESS MATTERS

Section 5.01. No Restriction on Competition. It is the explicit intent of each of the parties hereto that the provisions of this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities which may be conducted by the parties hereto. Accordingly, each of the parties hereto acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on (i) the ability of any party hereto to engage in any business or other activity which competes with the business of any other party hereto or (ii) the ability of any party to engage in any specific line of business or engage in any business activity in any specific geographic area.

Section 5.02. No Solicitation of Employees. For and during the twelve (12) month period following the date on which Pfizer and its Affiliates cease to hold in excess of 50% of the outstanding shares of Company Common Stock pursuant to the Distribution or Other Disposition, none of Pfizer, the Company or any member of their respective Groups will, without the prior written consent of the other applicable party, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage any employee at the level of Director or higher of any other party’s respective Group to leave his or her employment; provided, however, that nothing in this Section 5.02 shall restrict or preclude the rights of Pfizer, the Company or any member of their respective Groups from soliciting or hiring (i) any employee who responds to a general solicitation or advertisement that is not specifically targeted or focused on the employees employed by any other party’s respective Group (and nothing shall prohibit such generalized searches for employees through various means, including, but not limited to, the use of advertisements in the media (including trade media) or the engagement of search firms to engage in such searches); provided that the applicable party has not encouraged or advised such firm to approach any such employee; (ii) any employee whose employment has been terminated by the other party’s respective Group; or (iii) any employee whose employment has been terminated by such employee after sixty (60) days from the date of termination of such employee’s employment. For purposes of this Section 5.02 only, the written consent of the other applicable party shall be secured by seeking permission from, in the case of Pfizer, the VP, M&A HR, and in the case of the Company, from the VP, Total Rewards.

Section 5.03. No Use of Certain Names: Transitional Licenses.

(a) Retained Names. Following the Effective Date, the Company Group shall, as soon as practicable, but in no event later than ninety (90) days following the Effective Date, (i) cease to use any Retained Names and hold themselves out as having any affiliation with the Pfizer Group, and (ii) strike over, or otherwise obliterate all Retained Names from the Animal Health Assets and all Assets and other materials owned by the Company Group, including any sales and product literature, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems; provided that, for a period of no more than three (3) years following the Effective Date, (a) with respect to any inventory of products in the Company Group’s possession as of the Effective Date, the Company Group shall be permitted to use such Retained Names until such inventory is depleted and (b) with respect to any products for which such Retained Names are required to be used under a Regulatory Approval, the Company Group shall be permitted to continue to use such Retained Names until the use of such Retained Names is no longer required under a Regulatory Approval and the Company shall coordinate with Pfizer and take such steps reasonably necessary to obtain or change the applicable Regulatory Approval to ensure that the use of such Retained Names is no longer required; provided further that, with respect to the foregoing (b), if the Company Group has been diligent in its efforts to transition from one or more Retained Names to different Trademarks, but due to circumstances outside the Company Group’s reasonable control, the Company Group will not be able to so transition by expiration of the three (3) year period, the Company Group may extend such period with respect to such Retained Names for up to two additional periods of twelve (12) months each so long as the Company Group remains diligent with respect to such transition during such extension and upon Pfizer’s request, provides written notice of the need for any such extension. Any use by the Company Group of any of the Retained Names as permitted in this Section 5.03 is subject to their use of the Retained Names in the same form and manner, and with standards of quality, of that in effect for the Retained Names as of the Effective Date. The Company Group shall not use the Retained Names in a manner that may reflect negatively on such name and marks or on Pfizer or any of its Affiliates. Without limitation to any other remedies, Pfizer shall have the right to terminate the foregoing license, effective immediately, if any of the Company Group fails to comply with the foregoing terms and conditions or otherwise fails to comply with any reasonable direction of Pfizer or any of its Affiliates in relation to the use of the Retained Names. The Company shall indemnify and hold harmless Pfizer and its Affiliates for any Losses arising from or relating to the use by the Company Group of the Retained Names pursuant to this Section 5.03.

(b) Transitional Names. Following the Effective Date, the Pfizer Group shall, as soon as practicable, but in no event later than ninety (90) days following the Effective Date, (i) cease to use any Transitional Names and hold themselves out as having any affiliation with the Company Group, and (ii) strike over, or otherwise obliterate all Transitional Names from the Excluded Assets and all assets and other materials owned by the Pfizer Group, including any sales and product literature, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems; provided that, for a period of three (3) years following the Effective Date, (a) with respect to any inventory of products in the Pfizer Group’s possession as of the Effective Date, the Pfizer Group shall be permitted to use such Transitional Names until such inventory is depleted and (b) with respect to any products for which such Transitional Names are required to be used under a Regulatory Approval, the Pfizer Group shall be permitted to continue to use such Transitional Names until the use of such Transitional Names is no longer required under a Regulatory Approval and Pfizer shall coordinate with the Company and take such steps reasonably necessary to obtain or change the applicable Regulatory Approval to ensure that the use of such Transitional Names is no longer required; provided further that, with respect to the foregoing (b), if the Pfizer Group has been diligent in its efforts to transition from one or more Transitional Names to different Trademarks, but due to circumstances outside the Pfizer Group’s reasonable control, the Pfizer Group will not be able to so transition by expiration of the three (3) year period, the Pfizer Group may extend such period with respect to such Transitional Names for up to two additional periods of twelve (12) months each so long as the Pfizer Group remains diligent with respect to such transition during such extension and upon the Company’s request, provides written notice of the need for any such extension. Any use by the Pfizer Group of any of the Transitional Names as permitted in this Section 5.03 is subject to their use of the Transitional Names in the same form and manner, and with standards of quality, of that in effect for the Transitional Names as of the Effective Date. The Pfizer Group shall not use the Transitional Names in a manner that may reflect negatively on such name and marks or on Pfizer or any of its Affiliates. Without limitation to any other remedies, the Company shall have the right to terminate the foregoing license, effective immediately, if any of the Pfizer Group fails to comply with the foregoing terms and conditions or otherwise fails to comply with any reasonable direction of the Company or any of its Affiliates in relation to the use of the Transitional Names. Pfizer shall indemnify and hold harmless the Company Group and its Affiliates for any Losses arising from or relating to the use by the Pfizer Group of the Transitional Names pursuant to this Section 5.03. For purposes of clarity, nothing in this Section 5.03 shall preclude any uses of the Transitional Names by the Pfizer Group that are required or otherwise not prohibited under applicable Law, including uses of the Transitional Names not in commerce, uses that would not cause confusion as to the origin of a good or service, and references to the Transitional Names in historical, tax, and similar records.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

Section 6.01. Provision of Corporate Records. As soon as practicable after the Effective Date, subject to the provisions of this Section 6.01, Pfizer and the Company shall discuss and negotiate in good faith to agree to a plan to transition (i) to the Company all Company Books and Records in the possession of Pfizer or any member of the Pfizer Group, and (ii) to Pfizer all Pfizer Books and Records in the possession of the Company or any member of the Company Group. The foregoing shall be limited by the following:

(a) The transition of books and records shall require only deliveries of (i) specific and discrete books and records or a reasonably limited class of items requested by the other party and (ii) specific and discrete books and records identified by either party in the ordinary course of business and determined by such party to be material to the other’s business. Without limiting any express delivery requirements under any other provision of this Agreement or any Ancillary Agreement, neither party shall be required to conduct any general search or investigation of its files.

(b) Each party may retain copies of books and records delivered to the other, subject to holding in confidence in accordance with Section 6.09 information contained in such books and records.

(c) Each party may in good faith refuse to furnish any books and records under this Section 6.01 if it reasonably believes in good faith that doing so could materially adversely affect its ability to successfully assert a claim of Privilege.

(d) Neither party shall be required to deliver to the other books and records or portions thereof which are subject to any Law or confidentiality agreements which would by their terms prohibit such delivery; provided, however, that if requested by the other party, such party shall use reasonable best efforts to seek a waiver of or other relief from such confidentiality restriction.

(e) Nothing in this Section 6.01 shall affect the rights and obligations of any party to the Tax Matters Agreement with respect to the sharing of information related to Specified Taxes.

Section 6.02. Agreement for Exchange of Information; Archives. (a) Each of Pfizer and the Company, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, at any time before or after the Effective Date, as soon as reasonably practicable after written request therefor, access to any Information in the possession or under the control of such respective Group that can be retrieved without unreasonable disruption to its business which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing, record retention or other requirements imposed on the requesting party (including under applicable securities or tax Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, regulatory, litigation, environmental, tax or other similar requirements, in each case other than claims or allegations that one party to this Agreement or any member of its Group has against the other party or any member of its Group, or (iii) subject to the foregoing clause (ii), to comply with its obligations under this Agreement.

(b) After the Effective Date, each of the Pfizer Group on the one hand, and the Company Group on the other hand, shall provide to such other Group access during regular business hours (as in effect from time to time) to Information that relates to the business and operations of such Group that are located in archives retained or maintained by such other Group (or, if such Information does not exclusively relate to a party’s business, to the portions of such

Information that so exclusively relate), subject to appropriate restrictions for proprietary, privileged or confidential information and to the requirements of an applicable state and/or federal regulation such as a Code of Conduct or Standard of Conduct, to the personnel, properties and information of such party and its Subsidiaries, and only insofar as such access is reasonably required by the other party for legitimate business reasons, and only for the duration such access is required, and relates to such other party or the conduct of the business prior to the Effective Date. The Company or Pfizer, as applicable, may obtain copies (but not originals) at their own expense of such Information for bona fide business purposes. The Company or Pfizer, as applicable, shall pay the applicable fee or rate per hour for archives research services (subject to increase from time to time to reflect rates then in effect) for the providing party generally. Nothing herein shall be deemed to restrict the access of the providing party to any Information or to impose any liability on the providing party if any such Information is not maintained or preserved by such party.

(c) After the Effective Date, without limiting the parties’ rights and obligations in Section 6.02 hereof, each of Pfizer and the Company (i) shall maintain in effect at its own cost and expense adequate systems and controls to the extent necessary to enable the Persons in the other Group to satisfy their respective reporting, accounting, audit and other obligations, and (ii) shall provide, or cause to be provided, to the other party (in such form as the providing party retains such Information for its own use) all financial and other data and Information in such party’s possession or control as such requesting party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

(d) After the Effective Date, without limiting the parties’ rights and obligations in Section 6.02 hereof, upon reasonable written notice, the parties shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives reasonable access, during normal business hours, to such Information and assistance relating to the Animal Health Business, the Animal Health Assets and the Animal Health Liabilities as is required by applicable Law, including Section 404 of the Sarbanes-Oxley Act of 2002, or is reasonably necessary for financial reporting and accounting matters (including with respect to the preparation of any financial statements), letters of representation, reports or forms, the preparation and filing of any Tax Returns or the defense of any Tax claim or assessment. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 6.02(d). Neither party shall be required by this Section 6.02(d) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

(e) Nothing in this Section 6.02 shall affect the rights and obligations of any party to the Tax Matters Agreement with respect to the sharing of information related to Specified Taxes.

(f) In the event any party reasonably determines that any such provision of Information could be commercially detrimental, violate any Law or Contract, or result in the waiver any Privilege, the parties shall take all commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

Section 6.03. Ownership of Information. Any Information owned by one Group that is provided to a requesting party pursuant to Section 6.01 shall be deemed to remain the property of the providing party. Unless expressly set forth in this Agreement, nothing contained in this Agreement shall be construed as granting or conferring any right, title or interest (whether by license or otherwise) in, to or under any such Information.

Section 6.04. Compensation for Providing Information. The party requesting access to Information agrees to reimburse the other party for the reasonable costs, if any, of providing such access, including costs of salaries and benefits of employees who are involved in providing access to the Information or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as providing the access to Information and the costs incurred in creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party.

Section 6.05. Record Retention. To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement after the Effective Date, the parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control on the Effective Date in accordance with the policies of Pfizer as in effect from time to time or such other policies as may be reasonably adopted by the appropriate party after the Effective Date. For the avoidance of doubt, such policies shall be deemed to apply to any Information in a party’s possession or control on the Effective Date relating to the other party or members of its Group. Notwithstanding the foregoing, to the extent such Information relates to Environmental Liabilities, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof). Nothing in this Section 6.05 shall affect the rights and obligations of any party to the Tax Matters Agreement with respect to Tax Records.

Section 6.06. Limitations of Liability. Except as otherwise provided in this Article VI, no party shall have any liability to any other party in the event that any Information, other than Information provided under the Medicare Secondary Payer Act, exchanged or provided pursuant to this Agreement is found to be inaccurate or the requested Information is not provided, in the absence of willful misconduct by the party requested to provide such Information. No party shall have any liability to any other party if any Information is destroyed after commercially reasonable efforts by such party to comply with the provisions of Section 6.05.

Section 6.07. Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention, rights to use, or confidential treatment of Information set forth in any Ancillary Agreement.

Section 6.08. Production of Witnesses; Records; Cooperation. (a) After the Effective Date, except in the case of any Action involving or relating to a conflict or dispute between any member of the Pfizer Group, on the one hand, and any member of the Company Group, on the other hand, each party hereto will use its commercially reasonable efforts to make available to each other party, upon written request, the then current directors, officers, employees, other personnel and agents of the Person in its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which indemnification is or may reasonably be expected to be sought that the requesting party may from time to time be involved. The requesting party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party or Indemnitee chooses to defend or to seek to compromise or settle any Third Party Claim, the other party shall make available to such Indemnifying Party or Indemnitee, as applicable, upon written request then current directors, officers, employees, other personnel and agents of the Persons in its respective Group as witnesses and any Information within its control or possession, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise reasonably cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions in which indemnification is or may reasonably be expected to be sought.

(d) The obligation of the parties to provide witnesses pursuant to this Section 6.08 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses employees and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.08(a)).

(e) In connection with any matter contemplated by this Section 6.08 the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any Person in any Group.

Section 6.09. Confidentiality. (a) Subject to Section 6.10, each of Pfizer and the Company (each, a “Receiving Party”), on behalf of itself and each Person in its respective Group, agree to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold in strict confidence, with at least the same degree of care that applies to the confidential and proprietary information of Pfizer pursuant to policies in effect as of the Effective Date, all Information with respect to Pfizer, solely concerning the Animal Health Business (for which the Company shall be the “Disclosing Party”) and with respect to the Company, concerning the Pfizer Business (for which Pfizer shall be the “Disclosing Party”) that is accessible to it, in its possession (including Information in its possession prior to the Effective Date) or furnished by the Disclosing Party or any Person in its respective Group, or accessible to, in the possession of, or furnished to the Company’s respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement or otherwise, except, in each case, to the extent that such Information (i) is or becomes part of the public domain through no breach of this Agreement by the Receiving Party or any of its Group, its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) information that was independently developed following the Effective Date by employees or agents of the Receiving Party or any Person in its respective Group, its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who have not accessed or otherwise received the applicable Information; provided that such independent development can be demonstrated by competent, contemporaneous written records of the Receiving Party or any Person in its respective Group, or (iii) becomes available to the Receiving Party or any Person in its respective Group following the Effective Date on a non-confidential basis from a third party who is not bound directly or indirectly by a duty of confidentiality to the Disclosing Party.

(b) Each party acknowledges that it and the other members of its Group may have in their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party prior to the Effective Date. Such party will hold, and will cause the other members of its Group and their respective representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the Effective Date between one or more members of such party’s Group (whether acting through, on behalf of, or connection with, the separated businesses) and such third parties.

(c) Upon the written request of a party, the other party shall promptly destroy any copies of such confidential or proprietary Information (including any extracts therefrom) specifically identified by the requesting party to be destroyed. Upon the written request of such requesting party, the other party shall cause one of its duly authorized officers to certify in writing to such requesting party that the requirements of the preceding sentence have been satisfied in full.

(d) Notwithstanding anything to the contrary in this Article VI, (i) to the extent that an Ancillary Agreement or other Contract pursuant to which a party hereto or a Person in its respective Group is bound or its confidential Information is subject provides that certain Information shall be maintained confidential on a basis that is more protective of such Information or for a longer period of time than provided for herein, then the applicable provisions contained in such Ancillary Agreement or other Contract shall control with respect thereto and (ii) a Party and the Persons in its respective Group shall have no right to use any Information of the Disclosing Party unless otherwise provided for in this Agreement, an Ancillary Agreement or Contract between the Parties or a Person in its respective Group.

Section 6.10. Protective Arrangements. In the event that the Receiving Party or any Person in its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law (including the rules and regulations of the Commission or any national securities exchange) or receives any request or demand from any Governmental Authority to disclose or provide Information of the Disclosing Party (or any Person in the Disclosing Party’s Group) that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of such other party in seeking any reasonable protective arrangements

(including by seeking confidential treatment of such Information) requested by such other party. Subject to the foregoing, the Person that received such a request or determined that it is required to disclose Information may thereafter disclose or provide Information to the extent required by such Law (as so advised by counsel) or requested or required by such Governmental Authority; provided, however, that such Person provides the other party, to the extent legally permissible, upon request with a copy of the Information so disclosed.

Section 6.11. Preservation of Legal Privileges. (a) Pfizer and the Company recognize that the members of their respective groups possess and will possess information and advice that has been previously developed but is legally protected from disclosure under legal privileges, such as the attorney-client privilege or work product exemption and other concepts of legal protection (“Privilege”). Each party recognizes that they shall be jointly entitled to the Privilege with respect to such privileged information and that each shall be entitled to maintain, preserve and assert for its own benefit all such information and advice, but both parties shall ensure that such information is maintained so as to protect the Privileges with respect to the other party’s interest. To that end, neither party will knowingly waive or compromise any Privilege associated with such information and advice without the prior written consent of the other party. In the event that privileged information is required to be disclosed to any arbitrator or mediator in connection with a dispute between the parties, such disclosure shall not be deemed a waiver of Privilege with respect to such information, and any party receiving it in connection with a proceeding shall be informed of its nature and shall be required to safeguard and protect it.

(b) The rights and obligations created by this Section 6.11 shall apply to all information relating to the Animal Health Business as to which, but for the Contribution, either party would have been entitled to assert or did assert the protection of a Privilege, including (i) any and all information generated prior to the Effective Date but which, after the Contribution, is in the possession of either party and (ii) all information generated, received or arising after the Effective Date that refers to or relates to information described in the preceding clause (i).

(c) Upon receipt by either party of any subpoena, discovery or other request that may call for the production or disclosure of information that is the subject of a Privilege, or if a party obtains knowledge that any current or former employee of a party has received any subpoena, discovery or other request that may call for the production or disclosure of such information, such party shall provide the other party a reasonable opportunity to review the information and to assert any rights it may have under this Section 6.11 or otherwise to prevent the production or disclosure of such information. Absent receipt of written consent from the other party to the production or disclosure of information that may be covered by a Privilege, each party agrees that it will not produce or disclose any information that may be covered by a Privilege unless a court of competent jurisdiction has entered a final, nonappealable order finding that the information is not entitled to protection under any applicable Privilege.

(d) Pfizer’s transfer of Company Books and Records and other Information to the Company, Pfizer’s agreement to permit the Company to obtain Information existing prior to the Effective Date, the Company’s transfer of Pfizer Books and Records and other Information and the Company’s agreement to permit Pfizer to obtain Information existing prior to the Effective Date are made in reliance on Pfizer’s and the Company’s respective agreements, as set forth in

Section 6.09, Section 6.10 and this Section 6.11, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Pfizer or the Company, as the case may be. The access to Information being granted pursuant to Section 6.02 hereof, the agreement to provide witnesses and individuals pursuant to Section 6.08 hereof and the disclosure to Pfizer and the Company of Privileged Information relating to the Animal Health Business or Pfizer Business pursuant to this Agreement in connection with the Contribution shall not be asserted by Pfizer or the Company to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 6.11 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Pfizer and the Company in, or the obligations imposed upon the parties by, this Section 6.11.

ARTICLE VII

FINANCIAL AND OTHER COVENANTS

Section 7.01. Disclosure and Financial Controls. The Company agrees that, for so long as Pfizer is required to consolidate the results of operations and financial position of the Company and any other members of the Company Group or to account for its investment in the Company under the equity method of accounting (determined in accordance with GAAP and consistent with Commission reporting requirements):

(a) Disclosure of Financial Controls. The Company will, and will cause each other member of the Company Group to, maintain, as of and after the Effective Date, disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15; the Company will cause each of its principal executive and principal financial officers to sign and deliver certifications to the Company’s periodic reports and will include the certifications in the Company’s periodic reports, as and when required pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K; the Company will cause its management to evaluate the Company’s disclosure controls and procedures and internal control over financial reporting (including any change in internal control over financial reporting) as and when required pursuant to Exchange Act Rule 13a-15; the Company will disclose in its periodic reports filed with the Commission information concerning the Company management’s responsibilities for and evaluation of the Company’s disclosure controls and procedures and internal control over financial reporting (including, without limitation, the annual management report and attestation report of the Company’s independent auditors relating to internal control over financial reporting) as and when required under Items 307 and 308 of Regulation S-K and other applicable Commission rules; and, without limiting the general application of the foregoing, the Company will, and will cause each other member of the Company Group to, maintain as of and after the Effective Date internal systems and procedures that will provide reasonable assurance that (A) the Financial Statements are reliable and timely prepared in accordance with GAAP and applicable Law, (B) all transactions of members of the Company Group are recorded as necessary to permit the preparation of the Financial Statements, (C) the receipts and expenditures of members of the Company Group are authorized at the appropriate level within the Company, and (D) unauthorized use or disposition of the assets of any member of the Company Group that could have a material effect on the Financial Statements is prevented or detected in a timely manner.

(b) Fiscal Year. The Company will, and will cause each member of the Company Group organized in the U.S. to maintain a fiscal year that commences and ends on the same calendar days as Pfizer’s fiscal year commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as Pfizer’s monthly accounting periods commence and end. The Company will, and will cause each member of the Company Group organized outside the U.S. to maintain a fiscal year that commences and ends on the same calendar days as the fiscal year of the members of the corresponding Pfizer Group organized outside the U.S. commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as the monthly accounting periods of members of the corresponding Pfizer Group organized outside the U.S. commence and end.

(c) Monthly and Quarterly Financial Information. The Company and each of its Subsidiaries and Affiliates will deliver to Pfizer an income statement and balance sheet on a monthly basis for the Company for such period in such format and detail as Pfizer in accordance with Schedule 7.01(c). The Company and each of its Subsidiaries and Affiliates will deliver to Pfizer an income statement and balance sheet and supplemental data related to cash flows and other necessary disclosures on a quarterly basis in accordance with Schedule 7.01(c) in such format and detail as Pfizer may request. The Company will be responsible for reviewing its results and data and for informing Pfizer immediately of any post-closing adjustments that come to its attention. The Company must provide final sign-off of its results, using Pfizer materiality, no later than seven (7) Business Days after the quarterly close period end for the income statement and no later than fourteen (14) Business Days after the quarterly close period end for the balance sheet and supplemental data. A certification will be provided by the Controller and Chief Financial Officer and President of the Company pertaining to the quarter financials and internal controls no later than five (5) Business Days prior to Pfizer’s filing of its quarterly financial statements with the Commission.

(d) Quarterly Financial Statements. As soon as practicable, in accordance with Schedule 7.01(d), the Company will deliver to Pfizer drafts of (A) the consolidated financial statements of the Company Group (and notes thereto) for such periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of the Company the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X and GAAP, and (B) a discussion and analysis by management of the Company Group’s financial condition and results of operations for such fiscal period, including, without limitation, an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K; provided, however, that the Company will deliver such information at such earlier time upon Pfizer’s written request with thirty (30) days’ notice resulting from Pfizer’s determination to accelerate the timing of the filing of its financial statements with the Commission. The information set forth in (A) and (B) above is referred to in this Agreement as the “Quarterly Financial Statements.” No later than five (5) Business Days prior to the date the Company publicly files the Quarterly Financial Statements with the Commission or otherwise makes such Quarterly Financial Statements publicly available, the Company will deliver to Pfizer the final form of the Company Quarterly Financial Statements and certifications thereof by the principal executive and financial officers of the Company in substantially the forms required under Commission rules for periodic reports and in form and substance satisfactory to Pfizer; provided, however, that the Company may continue to revise such Quarterly Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by the Company to Pfizer as soon as practicable, and in any event within eight (8) hours of making any such corrections or changes; provided, further, that Pfizer’s and the Company’s financial representatives will actively consult with each other regarding any changes (whether or not substantive) which the Company may consider making to its Quarterly Financial Statements and related disclosures during the five (5) Business Days immediately prior to any anticipated filing with the Commission, with particular focus on any changes which would have an effect upon Pfizer’s financial statements or related disclosures. In addition to the foregoing, no Quarterly Financial Statement or any other document which refers, or contains information not previously publicly disclosed with respect to the ownership of the Company by Pfizer or the Transactions, will be filed with the Commission or otherwise made public by any Company Group member without the prior written consent of Pfizer, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary in this Section 7.01(d), the Company will not file its Quarterly Financial Statements with the Commission prior to the time that Pfizer files the Pfizer quarterly financial statements with the Commission unless otherwise required by applicable Law.

(e) Annual Financial Statements. On an annual basis, in accordance with Schedule 7.01(e), the Company will deliver to Pfizer an income statement and balance sheet and supplemental data related to cash flows and other necessary disclosures for such period in such format and detail as Pfizer may request. The Company will be responsible for reviewing its results and data and for informing Pfizer immediately of any post-closing adjustments in excess of $10 million pre-tax that come to its attention and of any adjustments below $10 million within eight (8) hours of its awareness. The Company must provide final sign-off of its results, using Pfizer materiality, no later than seven (7) Business Days after the annual close period end for the income statement and no later than fourteen (14) Business Days after the annual close period end for the balance sheet and supplemental data. A certification will be provided by the Controller and Chief Financial Officer and President of the Company pertaining to the financials and internal controls no later than seven (7) Business Days prior to Pfizer’s filing of its audited annual financial statements (the “Pfizer Annual Statements”) with the Commission. As soon as practicable, and in any event no later than fifteen (15) Business Days prior to the date on which Pfizer has notified the Company that Pfizer intends to file its annual report on Form 10-K or other document containing annual financial statements with the Commission, the Company will deliver to Pfizer (A) any financial and other information and data with respect to the Company Group and its business, properties, financial position, results of operations and prospects as is reasonably requested by Pfizer in connection with the preparation of Pfizer’s financial statements and annual report on Form 10-K. As soon as practicable, and in any event no later than five (5) Business Days prior to the date on which the Company is required to file an annual report on Form 10-K or other document containing its Annual Financial Statements (as defined below) with the Commission, the Company will deliver to Pfizer (A) drafts of the consolidated financial statements of the Company Group (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal years and all in reasonable detail and prepared in accordance with Regulation S-X and GAAP and (B) a discussion and analysis by management of the Company Group’s financial condition and results of operations for such year, including, without limitation, an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Items 303(a) and 305 of Regulation S-K. The information set forth in (A) and (B) above is referred to in this Agreement as the “Annual Financial Statements.” The Company will deliver to Pfizer all revisions to such drafts as soon as any such revisions are prepared or made. No later than five (5) Business Days prior to the date the Company publicly files the Annual Financial Statements with the Commission or otherwise makes such Annual Financial Statements publicly available, the Company will deliver to Pfizer the final form of its annual report on Form 10-K and certifications thereof by the principal executive and financial officers of the Company in substantially the forms required under Commission rules for periodic reports and in form and substance satisfactory to Pfizer; provided, however, that the Company may continue to revise such Annual Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by the Company to Pfizer as soon as practicable, and in any event within eight (8) hours of making any such corrections or changes; provided, further, that Pfizer and the Company financial representatives will actively consult with each other regarding any changes (whether or not substantive) which the Company may consider making to its Annual Financial Statements and related disclosures during the three (3) Business Days immediately prior to any anticipated filing with the Commission. In addition to the foregoing, no Annual Financial Statement or any other document which refers, or contains information not previously publicly disclosed with respect to the ownership of the Company by Pfizer or the Transactions will be filed with the Commission or otherwise made public by any Company Group member without the prior written consent of Pfizer. Beginning with the 2013 fiscal year, the Company will use its reasonable best efforts to deliver to Pfizer, no later than three (3) Business Days prior to the date on which Pfizer has notified the Company that Pfizer intends to file the Pfizer Annual Statements with the Commission, the final form of the Annual Financial Statements accompanied by an opinion thereon by the Company’s independent certified public accountants. Notwithstanding anything to the contrary in this Section 7.01(e), the Company will not file its Annual Financial Statements with the Commission prior to the time that Pfizer files the Pfizer Annual Statements with the Commission unless otherwise required by applicable Law.

(f) Affiliate Financial Statements. The Company will deliver to Pfizer all quarterly financial statements and annual financial statements of each Company Affiliate which is itself required to file financial statements with the Commission or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner and detail and on the same time schedule as Quarterly Financial Statements and Annual Financial Statements required to be delivered to Pfizer pursuant to this Section 7.01.

(g) Conformance with Pfizer Financial Presentation. All information provided by any Company Group member to Pfizer or filed with the Commission pursuant to Section 7.01(c) through (f) inclusive will be consistent in terms of format and detail and otherwise with Pfizer’s policies with respect to the application of GAAP and practices in effect on the Effective Date with respect to the provision of such financial information by such Company Group member to Pfizer (and, where appropriate, as presently presented in financial reports to the Pfizer Board), with such changes therein as may be requested by Pfizer from time to time consistent with changes in such accounting principles and practices.

(h) Company Reports Generally. The Company shall, and shall cause each Company Group member that files information with the Commission, to deliver to Pfizer: (A) substantially final drafts, as soon as the same are prepared, of (x) all reports, notices and proxy and information statements to be sent or made available by such Company Group member to its respective security holders, (y) all regular, periodic and other reports to be filed or furnished under Sections 13, 14 and 15 of the Exchange Act (including reports on Forms 10-K, 10-Q and 8-K and annual reports to shareholders), and (z) all registration statements and prospectuses to be filed by such Company Group member with the Commission or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses (x), (y) and (z) are referred to in this Agreement as “Company Public Documents”), and (B) as soon as practicable, but in no event later than five (5) Business Days (other than with respect to Form 8-Ks) prior to the earliest of the dates the same are printed, sent or filed, current drafts of all such Company Public Documents and, with respect to Form 8-Ks, as soon as practicable, but in no event later than three (3) Business Days prior to the earliest of the dates the same are printed, sent or filed in the case of planned Form 8-Ks and as soon as practicable, but in no event less than 2 hours in the case of unplanned Form 8-Ks; provided, however, that the Company may continue to revise such Company Public Documents prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by the Company to Pfizer as soon as practicable, and in any event within eight (8) hours of making any such corrections or changes; provided, further, that Pfizer and the Company financial representatives will actively consult with each other regarding any changes (whether or not substantive) which the Company may consider making to any of its Company Public Documents and related disclosures prior to any anticipated filing with the Commission, with particular focus on any changes which would have an effect upon Pfizer’s financial statements or related disclosures. In addition to the foregoing, no Company Public Document or any other document which refers, or contains information not previously publicly disclosed with respect to the ownership of the Company by Pfizer or the Transactions will be filed with the Commission or otherwise made public by any Company Group member without the prior written consent of Pfizer.

(i) Budgets and Financial Projections. The Company will, as promptly as practicable, deliver to Pfizer copies of all annual budgets and financial projections (consistent in terms of format and detail mutually agreed upon by the parties) relating to the Company on a consolidated basis and will provide Pfizer an opportunity to meet with management of the Company to discuss such budgets and projections.

(j) Other Information. With reasonable promptness, the Company will deliver to Pfizer such additional financial and other information and data with respect to the Company Group and their business, properties, financial positions, results of operations and prospects as from time to time may be reasonably requested by Pfizer.

(k) Press Releases and Similar Information. The Company and Pfizer will consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and will give each other the opportunity to review the information therein relating to the Company Group and to comment thereon. Pfizer and the Company will make reasonable efforts to issue their respective annual and quarterly earnings releases at approximately the same time on the same date. Pfizer and the Company shall coordinate the timing of their respective earnings release conference calls such that the Company shall be permitted to hold such calls prior to those of Pfizer. No later than eight (8) hours prior to the time and date that a party intends to publish its regular annual or quarterly earnings release or any financial guidance for a current or future period, such party will deliver to the other party copies of substantially final drafts of all related press releases and other statements to be made available by any member of that party’s Group to employees of any member of that party’s Group or to the public concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of any Company Group member. In addition, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding two sentences, the issuing party will consult with the other party regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, the issuing party will deliver to the other party copies of final drafts of all press releases and other public statements. Prior to the Effective Date, the Company shall consult with Pfizer prior to issuing any press releases or otherwise making public statements with respect to the Transactions or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

(l) Cooperation on Pfizer Filings. The Company will cooperate fully, and cause Company Auditors to cooperate fully, with Pfizer to the extent requested by Pfizer in the preparation of Pfizer’s public earnings or other press releases, quarterly reports on Form 10-Q, annual reports to shareholders, annual reports on Form 10-K, any current reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Pfizer with the Commission, any national securities exchange or otherwise made publicly available (collectively, the “Pfizer Public Filings”). The Company agrees to provide to Pfizer all information that Pfizer reasonably requests in connection with any Pfizer Public Filings or that, in the judgment of Pfizer’s Legal Division, is required to be disclosed or incorporated by reference therein under any Law, rule or regulation. The Company will provide such information in a timely manner on the dates requested by Pfizer (which may be earlier than the dates on which the Company otherwise would be required hereunder to have such information available) to enable Pfizer to prepare, print and release all Pfizer Public Filings on such dates as Pfizer will determine but in no event later than as required by applicable Law. The Company will use its commercially reasonable efforts to cause Company Auditors to consent to any reference to them as experts in any Pfizer Public Filings required under any Law, rule or regulation. If and to the extent requested by Pfizer, the Company will diligently and promptly review all drafts of such Pfizer Public Filings and prepare in a diligent and timely fashion any portion of such Pfizer Public Filing pertaining to the Company. Prior to any printing or public release of any Pfizer Public Filing, an appropriate executive officer of the Company will, if requested by Pfizer, certify that the information relating to any Company Group member or the Animal Health Business in such Pfizer Public Filing is accurate, true, complete and correct in all material respects. Unless required by Law, rule or regulation, the Company will not publicly release any financial or other information which conflicts with the information with respect to any Company Group member or the Animal Health Business that is included in any Pfizer Public Filing without Pfizer’s prior written consent. Prior to the release or filing thereof, Pfizer will provide the Company with a draft of any portion of a Pfizer Public Filing containing information relating to the Company Group and will give the Company an opportunity to review such information and comment thereon; provided that Pfizer will determine in its sole and absolute discretion the final form and content of all Pfizer Public Filings.

Section 7.02. Auditors and Audits; Annual Statements and Accounting. The Company agrees that for so long as Pfizer is required to consolidate the results of operations and financial position of the Company and any other members of the Company Group or to account for its investment in the Company under the equity method of accounting (determined in accordance with GAAP and consistent with Commission reporting requirements) (an “Applicable Period”); provided that the Company’s obligations pursuant to Section 7.02(e) and (f) shall continue beyond an Applicable Period to the extent any amendments to, or restatements or modifications of, Pfizer Public Filings are necessary with respect to any such Applicable Period:

(a) Selection of Company Auditors. Unless required by Law, the Company will not select a different accounting firm than KPMG (or its affiliate accounting firms) (unless so directed by Pfizer in accordance with a change by Pfizer in its accounting firm) to serve as its (and the Company Affiliates’) independent certified public accountants (“Company Auditors”) without Pfizer’s prior written consent (which will not be unreasonably withheld); provided, however, that, to the extent any such Company Affiliates are currently using a different accounting firm to serve as their independent certified public accountants, such Company Affiliates may continue to use such accounting firm provided such accounting firm is reasonably satisfactory to Pfizer.

(b) Audit Timing. Beginning with the 2013 fiscal year, the Company will use its reasonable best efforts to enable Company Auditors to complete their audit such that they will date their opinion on the Annual Financial Statements on the same date that Pfizer’s independent certified public accountants (“Pfizer Auditors”) date their opinion on the Pfizer Annual Statements, and to enable Pfizer to meet its timetable for the printing, filing and public dissemination of the Pfizer Annual Statements, all in accordance with Section 7.01(a) hereof and as required by applicable Law.

(c) Quarterly Review. Beginning with the 2013 fiscal year, the Company shall use its reasonable best efforts to enable Pfizer Auditors to complete their quarterly review procedures on the Quarterly Financial Statements on the same date that Pfizer Auditors complete their quarterly review procedures on Pfizer’s quarterly financial statements.

(d) Information Needed by Pfizer. The Company will provide to Pfizer on a timely basis all information that Pfizer reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of the Pfizer Annual Statements in accordance with Section 7.01(a) hereof and as required by applicable Law. Without limiting the generality of the foregoing, the Company will provide all required financial information with respect to the Company Group to Company Auditors in a sufficient and reasonable time and in sufficient detail to permit Company Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Pfizer Auditors with respect to information to be included or contained in the Pfizer Annual Statements.

(e) Access to Company Auditors. The Company will authorize Company Auditors to make available to Pfizer Auditors both the personnel who performed, or are performing, the annual audit and quarterly reviews of the Company and work papers related to the annual audit and quarterly reviews of the Company, in all cases within a reasonable time prior to Company Auditors’ opinion date, so that Pfizer Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Company Auditors as it relates to Pfizer Auditors’ report on Pfizer’s statements, all within sufficient time to enable Pfizer to meet its timetable for the printing, filing and public dissemination of the Pfizer Annual Statements.

(f) Access to Records. If Pfizer determines in good faith that there may be some inaccuracy in a Company Group member’s financial statements or deficiency or inadequacy in a Company Group member’s internal accounting controls or operations that could materially impact Pfizer’s financial statements or a breach of Section 7.05(d), at Pfizer’s request, the Company will provide Pfizer’s internal auditors with access to the Company Group’s books and records so that Pfizer may conduct reasonable audits relating to the financial statements provided by the Company under this Agreement as well as to the internal accounting controls and operations of the Company Group.

(g) Notice of Changes. Subject to Section 7.01(g), the Company will give Pfizer as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, the Company’s accounting estimates or accounting principles from those in effect on the Effective Date. The Company will consult with Pfizer and, if requested by Pfizer, the Company will consult with Pfizer Auditors with respect thereto. The Company will not make any such determination or changes without Pfizer’s prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in the Company’s or Pfizer’s financial statements as filed with the Commission or otherwise publicly disclosed therein.

(h) Accounting Changes Requested by Pfizer. Notwithstanding clause (g) above, the Company will make any changes in its accounting estimates or accounting principles that are requested by Pfizer in order for the Company’s accounting practices and principles to be consistent with those of Pfizer.

(i) Special Reports of Deficiencies or Violations. The Company will report in reasonable detail to Pfizer the following events or circumstances promptly after any executive officer of the Company or any member of the Company Board becomes aware of such matter: (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting; (C) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (D) any report of a material violation of Law that an attorney representing any Company Group member has formally made to any officers or directors of the Company pursuant to the SEC’s attorney conduct rules (17 C.F.R. Part 205).

Section 7.03. Company Board Representation.

(a) Following the Effective Date, and for so long as the Pfizer Group beneficially owns shares of Company Common Stock representing a majority of the total voting power of all classes of then outstanding capital stock of the Company entitled to vote generally with respect to the election of directors (“Company Voting Stock”), Pfizer shall have the right to designate for nomination by the Company Board (or any nominating committee thereof) for election to the Company Board (each person so designated, a “Pfizer Designee”) a majority of the members of the Company Board, including the Chairman of the Board. For so long as the Pfizer Group beneficially owns shares of Company Common Stock representing less than a majority but at least 10% of the total voting power of all of the outstanding shares of Company Voting Stock, Pfizer shall have the right to designate for nomination by the Company Board (or any nominating committee thereof) for election to the Company Board a proportionate number of Pfizer Designees to the Company Board, as calculated in accordance with Section 7.03(d). Notwithstanding anything to the contrary set forth herein, (i) the Company’s obligations with respect to the election or appointment of Pfizer Designees shall be limited to the obligations set forth under this Section 7.03 and (ii) shall be further limited by the Company’s compliance with Law and any applicable Commission or stock exchange director independence requirements.

(b) For so long as the Pfizer Group beneficially owns shares of Company Common Stock representing a majority of the total voting power of all of the outstanding shares of Company Voting Stock, the Company shall use reasonable best efforts to exempt itself, as applicable, from compliance with corporate governance requirements relating to director independence. For so long as the Pfizer Group beneficially owns shares of Company Common Stock representing a majority of the total voting power for the election of the Company’s directors, commencing with the annual meeting of stockholders of the Company to be held in 2013 and prior to each annual meeting of stockholders of the Company thereafter, Pfizer shall be entitled to present to the Company Board or any nominating committee thereof for nomination thereby such number of Pfizer Designees for election to the Company Board (or if there is a classified board, the class of directors up for election) at such annual meeting as would result in Pfizer having the appropriate number of Pfizer Designees on the Company Board as determined pursuant to this Section 7.03.

(c) The Company shall at all such times exercise all authority under applicable Law and use reasonable best efforts to cause all such Pfizer Designees to be nominated for election as Company Board members by the Company Board (or any nominating committee thereof). The Company shall cause each Pfizer Designee for election to the Company Board to be included in the slate of nominees recommended by the Company Board to holders of Company Common Stock (including at any special meeting of stockholders held for the election of directors) and shall use reasonable best efforts to cause the election of each such Pfizer Designee, including soliciting proxies in favor of the election of such persons. In the event that any Pfizer Designee elected to the Company Board shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the Company Board with a substitute Pfizer Designee. In the event that as a result of any increase in the size of the Company Board, Pfizer is entitled to have one or more additional Pfizer Designees elected to the Company Board pursuant to this Section 7.03, the Company Board shall appoint the appropriate number of such additional Pfizer Designees.

(d) If at any time the Pfizer Group beneficially owns shares of Company Common Stock representing less than a majority but at least 10% of the total voting power of all of the outstanding shares of Company Voting Stock, the number of persons Pfizer shall be entitled to designate for nomination by the Company Board (or any nominating committee thereof) for election to the Company Board shall be equal to the number of directors computed using the following formula (rounded to the nearest whole number): the product of (i) the percentage of the total voting power of all of the outstanding shares of Company Voting Stock beneficially owned by the Pfizer Group and (ii) the number of directors then on the Company Board (assuming no vacancies exist). Notwithstanding the foregoing, if the calculation set forth in the foregoing sentence would result in Pfizer being entitled to elect a majority of the members of the Company Board, the formula will be recalculated with the product being rounded down to the nearest whole number; provided, however, that if the Pfizer Group, at any time, acquires additional shares of Company Common Stock so that the Pfizer Group beneficially owns shares of Company Common Stock representing a majority of the total voting power of all of the outstanding shares of Company Voting Stock, then the number of persons Pfizer shall be entitled to designate for nomination by the Company Board (or any nominating committee thereof) for election to the Company Board shall be adjusted upward, if appropriate as a result of rounding, in accordance with the provisions of this Section 7.03(d). If the number of Pfizer Designees serving on the Company Board exceeds the number determined pursuant to the foregoing sentences of this Section 7.03(d) (such difference being herein called the “Excess Director Number”), then Pfizer in its sole discretion shall instruct such Pfizer Designees (the number of which designees shall be equal to the Excess Director Number) to promptly resign from the Company Board, and, to the extent such persons do not so resign, Pfizer shall assist the Company in increasing the size of the Company Board, so that after giving effect to such increase, the number of Pfizer Designees on the Company Board is in accordance with the provisions of this Section 7.03(d).

(e) The parties hereto agree that the Company Board shall consist of three classes of directors at the Effective Date, which shall include two (2) Pfizer Designees in Class I, two (2) Pfizer Designees in Class II and one (1) Pfizer Designee in Class III.

Section 7.04. Committees. As of the Effective Date and for so long as the Pfizer Group beneficially owns shares of Company Common Stock representing a majority of the total voting power of all of the outstanding shares of Company Voting Stock, any committee of the Board of Directors of the Company (other than the Audit Committee) shall, unless Pfizer consents otherwise, be composed of directors at least a majority of which are Pfizer Designees. As of the Effective Date and for so long as the Pfizer Group beneficially owns shares of Company Common Stock representing less than a majority but at least 10% of the total voting power of all of the outstanding shares of Company Voting Stock, each committee of the Company Board of Directors (other than the Audit Committee) shall, unless Pfizer consents otherwise, include at least one Pfizer Designee to the extent permitted by Law or applicable Commission or stock exchange requirement.

Section 7.05. Other Covenants. In addition to the other covenants contained in this Agreement and the Ancillary Agreements, the Company hereby covenants and agrees that, for so long as Pfizer beneficially owns at least a majority of the total voting power of all classes of then outstanding Company Voting Stock:

(a) The Company will not, without the prior written consent of Pfizer (which Pfizer may withhold in its sole and absolute discretion), take, or cause to be taken, directly or indirectly,

any action, including making or failing to make any election under the Law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of Pfizer to freely sell, transfer, assign, pledge or otherwise dispose of shares of Company Common Stock or would restrict or limit the rights of any transferee of Pfizer as a holder of Company Common Stock. Without limiting the generality of the foregoing, the Company will not, without the prior written consent of Pfizer (which Pfizer may withhold in its sole and absolute discretion), (i) adopt or thereafter amend, supplement, restate, modify or alter any stockholder rights plan in any manner that would result in (A) an increase in the ownership of Company Common Stock by Pfizer causing the rights thereunder to detach or become exercisable and/or (B) Pfizer and its transferees not being entitled to the same rights thereunder as other holders of Company Common Stock or (ii) take any action, or take any action to recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, Pfizer as a the Company stockholder either (A) solely as a result of the amount of Company Common Stock owned by Pfizer or (B) in a manner not applicable to the Company stockholders generally.

(b) Prior to the Disposition Date, the Company will not, without the prior written consent of Pfizer (which it may withhold in its sole and absolute discretion), issue any shares of Company capital stock or any rights, warrants or options to acquire the Company capital stock (including, without limitation, securities convertible into or exchangeable for the Company capital stock); provided, that in no case shall any such issuance, if after giving effect to such issuance and considering all of the shares of the Company capital stock acquirable pursuant to such rights, warrants and options to be outstanding on the date of such issuance (whether or not then exercisable), result in Pfizer owning directly or indirectly less than (i) a majority of the outstanding shares of Company Common Stock (on a fully-diluted basis) or (ii) 80% of the total voting power of all classes of the then outstanding Company Voting Stock (on a fully-diluted basis). Prior to the Disposition Date, the Company shall not, without the prior written consent of Pfizer (which it may withhold in its sole and absolute discretion) issue any share of Company Non-Voting Stock.

(c) To the extent that Pfizer is a party to any Contracts that provide that certain actions or inactions of Pfizer Affiliates (which for purposes of such Contract include any member of the Company Group) may result in Pfizer being in breach of or in default under such Contracts and Pfizer has advised the Company of the existence, and has furnished the Company with copies, of such Contracts (or the relevant portions thereof), the Company will not take or fail to take, as applicable, and the Company will cause the other members of the Company Group not to take or fail to take, as applicable, any actions that reasonably could result in Pfizer being in breach of or in default under any such Contract. The parties acknowledge and agree that from time to time Pfizer may in good faith (and not solely with the intention of imposing restrictions on the Company pursuant to this covenant) enter into additional Contracts or amendments to existing Contracts that provide that certain actions or inactions of Pfizer Subsidiaries or Affiliates (including, for purposes of this Section 7.05(c), members of the Company Group) may result in Pfizer being in breach of or in default under such Contracts. In such event, provided Pfizer has notified the Company of such additional Contracts or amendments to existing Contracts, the Company will not thereafter take or fail to take, as applicable, and the Company will cause the other members of the Company Group not to take or fail to take, as applicable, any actions that reasonably could result in Pfizer being in breach of or in default under any such additional Contracts or amendments to existing Contracts. Pfizer acknowledges and agrees that the Company will not be deemed in breach of this Section 7.05(c) to the extent that, prior to being notified by Pfizer of an additional Contract or an amendment to an existing Contract pursuant to this Section 7.05(c), a Company Group member already has taken or failed to take one or more actions that would otherwise constitute a breach of this Section 7.05(c) had such action(s) or inaction(s) occurred after such notification; provided that the Company does not, after notification by Pfizer, take any further action or fail to take any action that contributes further to such breach or default. The Company agrees that any Information provided to it pursuant to this Section 7.05(c) will constitute Information that is subject to the Company’s obligations under Article VI.

(d) For so long as the Pfizer Group beneficially owns shares of the Company Common Stock representing a majority of the total voting power with respect to the election of directors of all of the outstanding shares of the Company Voting Stock and, for the duration of the Transitional Services Agreement (but only to the extent that the Services provided by Pfizer under the Transitional Services Agreement relate to making payments on the Company’s behalf, maintenance of books and records, or otherwise present, in Pfizer’s reasonable judgment, a potential risk to Pfizer under any applicable anticorruption Law):

(i) the Company will, and will cause each other member of the Company Group to, not take any action directly or indirectly to offer or pay, or authorize the offer or payment of, any money or anything of value in order to improperly or corruptly seek to influence any Government Official or any other person in order to gain an improper advantage, and has not accepted, and will not accept in the future such payment;

(ii) the Company will, and will cause each other member of the Company Group to, implement, maintain and enforce a compliance and ethics program in substance and form and effectiveness reasonably equivalent to Pfizer’s compliance and ethics program, designed to prevent and detect violations of applicable anti-corruption Laws throughout its operations (including Subsidiaries) and the operations of its contractors and sub-contractors; and

(iii) the Company will, and will cause each other member of the Company Group to, implement, maintain and enforce, a system of adequate internal accounting controls designed to ensure the making and keeping of fair and accurate books, records and accounts.

(e) The Company shall, and shall cause members of the Company Group to comply with the obligations attributed to Pfizer as contained in the agreements and commitments set forth on Schedule 7.05(e) (the “Antitrust Obligations”) throughout the term of those agreements or commitments or until such time as such agreements and commitments are assigned by Pfizer to the Company. The Company shall cooperate fully with Pfizer to the extent reasonably requested by Pfizer in the satisfaction and fulfillment of such obligations. The Company shall, or shall cause the applicable member of the Company’s Group to, pay or reimburse Pfizer (or the relevant member of the Pfizer Group) for all amounts paid or incurred in connection with the Antitrust Obligations. Pfizer shall (or shall cause the relevant member of its Group to) treat, insofar as is reasonably possible and to the extent permitted by applicable Law, the Antitrust Obligations in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Company in order to place the Company, insofar as is reasonably possible, in the same position as if such Antitrust Obligations had been transferred or assumed on or prior to the Effective Date and so that all the benefits and burdens relating to such Antitrust Obligations are to inure from and after the Effective Date to the Company or the relevant member of the Company Group.

Section 7.06. Covenants Regarding the Incurrence of Indebtedness.

(a) The Company covenants and agrees that after the consummation of the IPO and through the Disposition Date, the Company will not, and the Company will not permit any other member of the Company Group to, without Pfizer’s prior written consent (such consent not to be unreasonably withheld), directly or indirectly, incur any Company Debt Obligations other than pursuant to the Company Financing Arrangements and such other unsecured and uncommitted lines of credit made available to members of the Company Group as of the Effective Date.

(b) In order to implement this Section 7.06, the Company will notify Pfizer in writing as promptly as practicable following the time it or any other member of the Company Group determines it wishes to incur Company Debt Obligations for which Pfizer’s consent is required.

Section 7.07. Applicability of Rights in the Event of an Acquisition of the Company. In the event the Company merges into, consolidates, sells substantially all of its assets to or otherwise becomes an Affiliate of a Person (other than Pfizer), pursuant to a transaction or series of related transactions in which Pfizer or any member of the Pfizer Group receives equity securities of such Person (or of any Affiliate of such Person) in exchange for Company Common Stock held by Pfizer or any member of the Pfizer Group, all of the rights of Pfizer set forth in this Article VII shall continue in full force and effect and shall apply to the Person the equity securities of which are received by Pfizer pursuant to such transaction or series of related transactions (it being understood that all other provisions of this Agreement will apply to the Company notwithstanding this Section 7.07). The Company agrees that, without the consent of Pfizer, it will not enter into any Contract which will have the effect set forth in the first clause of the preceding sentence, unless such Person agrees to be bound by the foregoing provision.

Section 7.08. Transfer of Pfizer’s Rights Under Article VII. Pfizer may transfer all or any portion of its rights under this Article VII to a transferee of any Company Common Stock from any member of the Pfizer Group (a “Pfizer Transferee”) holding at least 10% of the voting power of all of the outstanding shares of Company Common Stock. Pfizer shall give written notice to the Company of its transfer of rights under this Article VII no later than thirty (30) days after Pfizer enters into a binding agreement for such transfer of rights. Such notice shall state the name and address of the Pfizer Transferee and identify the amount of Company Common Stock transferred and the scope of rights being transferred under this Article VII. In connection with any such transfer, the term “Pfizer” as used in this Article VII shall, where appropriate to give effect to the assignment of rights and obligations hereunder to such Pfizer Transferee, be deemed to refer to such Pfizer Transferee. Pfizer and any Pfizer Transferee may exercise the rights under this Article VII in such priority, as among themselves, as they shall agree upon among themselves, and the Company shall observe any such agreement of which it shall have notice as provided above.

Section 7.09. Pfizer Policies and Procedures. (a) Except as set forth in Section 7.09(b), for so long as the Pfizer Group beneficially owns shares of the Company Common Stock representing a majority of the total voting power of all of the outstanding shares of the Company Voting Stock and, as applicable, for the duration of the Transitional Services Agreement, the Company will consistently implement and maintain Pfizer’s business practices and standards in accordance with the Pfizer policies and procedures listed on Schedule 7.09(a), each of which Pfizer may amend or supplement from time to time in its sole discretion. Notwithstanding the foregoing, the Company may apply materiality thresholds that are lower than those contained in any such Pfizer policy and procedure.

(b) For so long as any Interim Business Agreement remains in effect, the Company shall comply in all material respects with Pfizer policies and quality standards described on Schedule 7.09(b), each of which Pfizer may amend or supplement from time to time in its sole discretion.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.01. Disputes. Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and mediation set forth in this Article VIII shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the Effective Date, including the Contribution), or the commercial or economic relationship of the parties relating hereto or thereto, between or among any Person in the Pfizer Group and the Company Group.

Section 8.02. Escalation; Mediation. (a) It is the intent of the parties to use their respective commercially reasonable efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered by this Agreement, any Ancillary Agreement, except the Transitional Services Agreement, or any Local Separation Agreement that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any party involved in a dispute, controversy or claim with respect to such matters may deliver a notice (an “Escalation Notice”) demanding an in person meeting involving representatives of the parties at a senior level of management of the parties (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of each party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the parties shall use their commercially reasonable efforts to meet within 30 days of the Escalation Notice.

(b) If the parties are not able to resolve the dispute, controversy or claim (except those relating to Environmental Liabilities, which are addressed in Section 8.02(c) below) through the escalation process referred to above, then the matter shall be referred to mediation. The parties shall retain a mediator to aid the parties in their discussions and negotiations by informally providing advice to the parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any other proceeding. The mediator may be chosen from a list of mediators previously selected by the parties or by other agreement of the parties. Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses. Mediation shall be a prerequisite to the commencement of any action by either party.

(c) If the parties are not able to resolve any technical or factual dispute, controversy or claim relating to Environmental Liabilities through the escalation process referred to above, then the parties shall jointly retain a technical mediator, such as a third-party environmental consultant or other independent person with specific technical expertise in the general subject matter involved in the dispute, controversy or claim to aid the parties in their discussions and negotiations. The technical mediator shall provide informal advice to the parties and, if requested by both parties, shall also provide a written opinion letter or report summarizing the matter in dispute, identifying any significant assumptions or informational gaps underlying that summary, and setting forth the conclusions and recommendations of the technical mediator, including, if applicable, a proposed apportionment of liability. Unless mutually agreed by the parties in writing, any opinion expressed by the technical mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed or delivered by the technical mediator be admissible in any other proceeding. The technical mediator may be chosen from a list of experts previously selected by the parties or by other agreement of the parties. Costs related to the technical mediator’s work, including any investigation, data-gathering or sampling recommended by the technical mediator, shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses. Technical mediation shall be a prerequisite to the commencement of any action by either party.

Section 8.03. Court Actions. (a) In the event that any party, after complying with the provisions set forth in Section 8.02 above, desires to commence an Action, such party, subject to Section 11.19, may submit the dispute, controversy or claim (or such series of related disputes, controversies or claims) to any court of competent jurisdiction as set forth in Section 11.19.

(b) Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Article VIII, except to the extent such commitments are the subject of such dispute, controversy or claim.

ARTICLE IX

FURTHER ASSURANCES

Section 9.01. Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will cooperate with each other and shall use its (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, prior to, on and after the Effective Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement, the Ancillary Agreements and the Local Separation Agreements.

(b) Without limiting the foregoing, prior to, on and after the Effective Date, each party hereto shall cooperate with the other party, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer (including any Additional Transfer Documents), and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture, order, decree, financial assurance (including letter of credit) or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by such other party hereto from time to time, consistent with the terms of this Agreement, including the Plan of Reorganization, in order to effectuate the provisions and purposes of this Agreement, the Ancillary Agreements, the Local Separation Agreements, the transfers of the Animal Health Assets, the assignment and assumption of the Animal Health Liabilities and the other transactions contemplated hereby and thereby. Except as otherwise specifically provided in any Ancillary Agreement and without limiting the foregoing and Section 2.12, each party will, at the reasonable request, cost and expense of the other party, take such other actions as may be reasonably necessary to vest in the applicable Person title to the Assets allocated to such party under this Agreement or any Ancillary Agreement.

(c) On or prior to the Effective Date, Pfizer and the Company in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions which are reasonably necessary or desirable to be taken by Pfizer, the Company or any other Subsidiary of the Company or Pfizer, as the case may be, to effectuate the transactions contemplated by this Agreement.

(d) Pfizer and the Company, and each of the Persons in their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of the Company or any Person in the Company Group, on the one hand, or of Pfizer or any Person in the Pfizer Group, on the other hand, to provide or make any notification, submission, filing or disclosure required under any state property transfer requirements or other Environmental Law in connection with the Contribution or the other transactions contemplated by this Agreement, including the transfer by any Person in any Group to any Person in the other

Group of ownership or operational control of any Assets not previously owned or operated by such transferee and/or the transfer or securing of Governmental Approvals required under Environmental Law for such Assets or operations, or (ii) any inadequate, incorrect or incomplete notification, submission or filing or disclosure under any such state property transfer requirements or other Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any third Person arises out of any action or inaction described in clause (i) or (ii) above, the transferee or owner of the applicable or relevant Asset hereby assumes and agrees to pay any such Liability.

ARTICLE X

TERMINATION

Section 10.01. Termination. This Agreement may be terminated at any time after the consummation of the IPO by mutual consent of Pfizer and the Company.

Section 10.02. Effect of Termination. In the event of any termination of this Agreement, no party to this Agreement (or any of its directors, officers, members or managers) shall have any Liability or further obligation to any other party.

ARTICLE XI

MISCELLANEOUS

Section 11.01. Counterparts; Entire Agreement; Conflicting Agreements. (a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

(b) This Agreement, the Ancillary Agreements, the exhibits, the schedules and appendices hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties with respect to such subject matter other than those set forth or referred to herein or therein.

(c) In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. Subject to Section 4.04(d), in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the Ancillary Agreement shall control with respect to the subject matter thereof, and this Agreement shall control with respect to all other matters. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Local Separation Agreement, the Local Separation Agreement shall control with respect only to any working capital adjustment provisions in any Local Separation Agreement, and this Agreement shall control with respect to all other matters. If a Subsidiary of Pfizer and a Subsidiary of the Company are parties to a Local Separation Agreement entered into prior to the Effective Date, then any transfer, assumption or payment (other than payments for products purchased, services provided or royalties accrued after the Effective Date) between such entities pursuant to this Agreement or any Ancillary Agreement that is not otherwise between such entities shall be treated as occurring between such entities pursuant to such Local Separation Agreement on the effective date of such Local Separation Agreement.

Section 11.02. No Construction Against Drafter. The parties acknowledge that this Agreement and all the terms and conditions contained herein have been fully reviewed and negotiated by the parties. Having acknowledged the foregoing, the parties agree that any principle of construction or rule of law that provides that, in the event of any inconsistency or ambiguity, an agreement shall be construed against the drafter of the agreement shall have no application to the terms and conditions of this Agreement.

Section 11.03. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would result in the application of any Law other than the Laws of the State of New York.

Section 11.04. Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other party or parties hereto.

Section 11.05. Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any Pfizer Indemnitee or Company Indemnitee in their respective capacities as such (a) the provisions of this Agreement are solely for the benefit of the parties and are not intended to confer upon any Person (including employees of the parties hereto) except the parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person (including employees of the parties hereto) with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 11.06. Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to Pfizer, to:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Attention: Executive Vice President and General Counsel

with a copy to:

[                    ]

If to the Company to:

Zoetis Inc.

[                    ]

[with a copy to:

[                    ]]

Any party may, by notice to the other party, change the address to which such notices are to be given.

Section 11.07. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

Section 11.08. Force Majeure. No party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

Section 11.09. Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 2%.

Section 11.10. Expenses. Except as otherwise specified in this Agreement or the Ancillary Agreements, and except as set forth on Schedule 11.10 or as otherwise agreed in writing between Pfizer and the Company, Pfizer and the Company shall each be responsible for its own fees, costs and expenses paid or incurred in connection with the IPO, the Contribution and the Distribution or Other Disposition.

Section 11.11. Advisors. It is acknowledged and agreed by each of the parties hereto that Pfizer, on behalf of itself and the other members of the Pfizer Group, has retained each of the Persons identified on Schedule 11.11 to act as counsel in connection with this Agreement, the Ancillary Agreements, the Contribution and the other transactions contemplated hereby and thereby and that the Persons listed on Schedule 11.11 have not acted as counsel for the Company or any other member of the Company Group in connection with this Agreement, the Ancillary Agreements, the Contribution and the other transactions contemplated hereby and thereby and that none of the Company or any member of the Company Group has the status of a client of the Persons listed on Schedule 11.11 for conflict of interest or any other purposes as a result thereof. The Company hereby agrees, on behalf of itself and each other member of the Company Group that, in the event that a dispute arises after the Effective Date in connection with this Agreement, the Ancillary Agreements, the Contribution and the other transactions contemplated hereby and thereby between Pfizer and the Company or any of the members of their respective Groups, each of the Persons listed on Schedule 11.11 may represent any or all of the members of the Pfizer Group in such dispute even though the interests of the Pfizer Group may be directly adverse to those of the Company Group. The Company further agrees, on behalf of itself and each other member of the Company Group that, with respect to this Agreement, the Ancillary Agreements, the Contribution and the other transactions contemplated hereby and thereby, the attorney-client privilege and the expectation of client confidence belongs to Pfizer or the applicable member of the Pfizer Group and may be controlled by Pfizer or such member of the Pfizer Group and shall not pass to or be claimed by the Company or any member of the Company Group. Furthermore, the Company acknowledges and agrees that Skadden, Arps, Slate, Meagher & Flom, LLP is representing Pfizer, and not the Company, in connection with the Transactions.

Section 11.12. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.13. Survival of Covenants. The covenants contained in this Agreement, indemnification obligations and liability for the breach of any obligations contained herein, shall survive the Effective Date and the other transactions contemplated by this Agreement shall remain in full force and effect.

Section 11.14. Waivers of Default. Waiver by any party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

Section 11.15. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

Section 11.16. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 11.17. Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the schedules, exhibits and appendices hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless the context otherwise requires or unless otherwise specified.

Section 11.18. Waiver of Jury Trial. SUBJECT TO ARTICLE VIII AND SECTIONS 11.15 AND 11.19 HEREIN, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.18.

Section 11.19. Submission to Jurisdiction; Waivers. With respect to any Action relating to or arising out of this Agreement, subject to the provisions of Article VIII, each party to this Agreement irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the State of New York and any court of the United States located in the Borough of Manhattan in New York City; (b) waives any objection which such party may have at any time to the laying of venue of any Action brought in any such court, waives any claim that such Action has been brought in an inconvenient forum and further waives the right to object, with respect to such Action, that such court does not have jurisdiction over such party; and (c) consents to the service of process at the address set forth for notices in Section 11.06 herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable Law.

IN WITNESS WHEREOF, the parties have caused this Global Separation Agreement to be executed by their duly authorized representatives.

PFIZER INC.

By:
Name:
Title:

ZOETIS INC.

By:
Name:
Title:

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